As filed with the Securities and Exchange Commission on August 7, 1996
                       Registration No. 33-_____________


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              --------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               Silver Diner, Inc.
             (Exact name of Registrant as specified in its charter)

          Delaware                                               04-3234411
(State or other jurisdiction                                I.R.S. Employer
of incorporation or organization)                           Identification No.

                              11806 Rockville Pike
                           Rockville, Maryland 20852
                                 (301) 770-0333
   (Address and telephone number of Registrant's principal executive offices)

                                Robert T. Giaimo
                                   President
                              11806 Rockville Pike
                           Rockville, Maryland 20852
                                 (301) 770-0333
           (Name, address and telephone number of agent for service)
                              --------------------

              The  Commission  is  requested to send copies of all
                               communications to:

                           Arnold R. Westerman, Esq.
                        Arent Fox Kintner Plotkin & Kahn
                         1050 Connecticut Avenue, N.W.
                            Washington, D.C.  20036
                              --------------------

               Approximate  date of commencement of proposed sale
            to the  public:  As  soon  as  practicable  after  this
                   Registration Statement becomes effective.
                              --------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

Title of Shares  |                |Proposed Maximum   | Proposed            |
to be            | Amount to be   |Aggregate Price    | Maximum Aggregate   | Amount of
Registered       | Registered     |Per Unit (1)       | Offering Price (1)  | Registration Fee
- ----------------------------------------------------------------------------------------------
Common Stock,    |                |                   |                     |
$.00074 par      |                |                   |                     |
value shares     | 1,500,000 (2)  |  $5.75            |  $8,625,000 (2)     | $2,975(2)
- ----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).
(2) The Prospectus included in this Registration Statement also covers, pursuant to Rule 429, 40,880 shares of Common Stock covered by Registrant's Form S-1 Registration Statement File No. 33-83118 and for which the registration fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                               SILVER DINER, INC.

                        1,500,000 Shares of Common Stock

       This Prospectus covers the public sale by certain holders (the "Selling Stockholders") of 1,500,000 shares of common stock, par value $.00074 ("Common Stock"), of Silver Diner, Inc. (the "Company") acquired by the Selling Stockholders from the Company on July 11, 1996. See "Selling Stockholders." This Prospectus also covers, pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933 (the "Securities Act"), 40,880 shares of Common Stock issuable on the exercise of warrants ("IPO Warrants") issued by the Company in its initial public offering in November, 1994.
See "Warrantholders."

       The Common Stock is traded on the NASDAQ National Market System under the symbol "SLVR." The last reported sale price of the Common Stock on the NASDAQ National Market System on August __, 1996 was $______. See "Price Range of Common Stock."

                        -------------------------------

       See "Risk Factors" for certain information that should be considered by prospective investors.
                        -------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

       The Common Stock may be sold from time to time by the Selling Stockholders and Warrantholders through dealers, brokers or other agents at market prices prevailing at the time of sale. The Company will bear substantially all of the expenses incident to the registration of the Common Stock, which are estimated to be approximately $46,600. The Selling Stockholders and Warrantholders and any dealers, brokers or agents that participate with the Selling Stockholders and Warrantholders in the distribution of the Common Stock to which this Prospectus relates may be deemed to be "underwriters" within the meaning of the Securities Act.

                                  The date of this Prospectus is August __, 1996

       No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.


                               TABLE OF CONTENTS

                                                                            Page

Available Information                                                          2
Documents Incorporated by Reference                                            3
The Company                                                                    4
Risk Factors                                                                   8
Price Range of Common Stock                                                   11
Use of Proceeds                                                               12
Capitalization                                                                12
Summary Financial Data                                                        13
Management's Discussion and Analysis of Financial                             15
  Condition and Results of Operations
Description of Capital Stock                                                  24
Selling Stockholders                                                          27
Warrantholders                                                                27
Legal Matters                                                                 28
Experts                                                                       28


                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded in the over-the-counter market and is quoted in the NASDAQ National Market System. Copies of the Company's reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto.

                      DOCUMENTS INCORPORATED BY REFERENCE

       The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

       (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

       (2) The Company's Quarterly Report on Form 10-Q for the period ended July 14, 1996.

       (3)  The Company's Definitive Proxy Statement dated February 14, 1996.

       All documents filed by the Company pursuant to Section 13(a), 13(c), or 14 of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to Silver Diner, Inc.,
Attention: David Oden, at the Company's principal executive offices, which are located at 11806 Rockville Pike, Rockville, Maryland, 20852, telephone number
(301) 770-0333.

                                  THE COMPANY

       The Company was incorporated in Delaware in April 1994 under the name Food Trends Acquisition Corporation ("FTAC"). In March 1996, FTAC (i) acquired all of the capital stock of Silver Diner Development, Inc. and (ii) changed its name to Silver Diner Development, Inc. ("SDDI"). In June 1996, SDDI changed its name to Silver Diner, Inc. Unless the context otherwise requires, reference to the Company includes FTAC, SDDI and its wholly owned subsidiaries. See "The Company -- Recent Developments".

       The Company's executive offices are located at 11806 Rockville Pike, Rockville, Maryland 20852 and its telephone number is (301) 770-0333.

Business.

       The Company operates six Silver Diner restaurants in the Washington/Baltimore Metropolitan Area serving breakfast, lunch, dinner and late night meals. The Company targets the growing number of customers tired of traditional fast food whose need for a quick, high-quality, reasonably priced meal is not being adequately served by existing family or casual theme restaurants; the Company capitalizes on the timeless diner theme to uniquely address this need. By attracting a broad range of customer segments, maintaining extended operating hours, a diverse menu and convenient locations, the Company is able to compete effectively in the fast food, family and casual dining segments of the restaurant industry, contributing to the significant sales volumes of its units. The Company is introducing the Silver Diner Market and Bakery, which features a range of carryout options targeting the growing "home meal replacement" market, as well as specialty coffee drinks and expanded bakery selections.

       The Silver Diner is open for four meal periods, allowing the Company to generate significant volumes at each store and thus bid for the best locations. The restaurants achieve rapid seating turnover through efficient menu and kitchen engineering, incorporating a variation of "sous-vide" food production technique enabling it to efficiently make a wide range of scratch-cooking recipes with reduced labor hours, kitchen preparation and raw ingredient storage area. Each Silver Diner is led by a "Managing Partner" who lives, and participates, in the community and, through an incentive-based bonus system which includes stock ownership, has a long-term commitment to that restaurant's success.

       The Company opened its first 5,000 square foot diner in Rockville, Maryland in 1989, and then opened one restaurant per year for the next three years. During 1993 and 1994, the Company began a series of engineering and design refinements in order to lower building costs, increase layout efficiencies and improve restaurant decor. In addition, the Company commissioned several independent market studies and refocused its site selection process. In April and December of 1995, the Company opened its fifth and sixth diners in Fair Oaks, Virginia and Tyson's Corner, Virginia, respectively. These diners, which will serve as the prototypes for future expansion, contain 37% more seats per restaurant than the average of the original four units, but cost approximately 40% less per seat to build. Weekly sales at Fair Oaks is currently averaging approximately $50,000, which is consistent with average weekly sales since Fair Oaks opened in April 1995 (excluding the first

12 "start-up" weeks). Weekly sales at Tyson's Corner are currently averaging approximately $64,000, which is consistent with average weekly sales since its opening in December 1995 (excluding the first 12 "start-up" weeks). Sales for the first 12 weeks are excluded because both restaurant sales and expenses are generally higher during this start-up period.

       In June 1996, the Company announced the introduction of, on a limited basis in certain existing restaurants, the Silver Diner Market & Bakery, which features a range of carry-out options targeting the growing "home meal replacement" market, as well as specialty coffee drinks and an expanded bakery selection. The Company plans to incorporate a larger version of the Market & Bakery in its new prototype for future restaurant locations. Also, as part of the Company's ongoing process of menu innovation and development, a summer menu was implemented, which includes an updated product line designed to enhance customer frequency and gross profit.

Expansion Plans.

       During 1996 and 1997 management plans to open six to eight Silver Diners, which may include its first store opening in a second major metropolitan market. The Company has executed leases for three new Silver Diners to be located in Merrifield, Clarendon and Springfield, Virginia, has commenced construction of the Clarendon Silver Diner and executed an agreement to purchase the property for a fourth new Silver Diner in Reston, Virginia. Management intends to pursue a sale leaseback strategy on the Reston property following the restaurant's opening.

       Management believes the greater Washington/Baltimore area can support fifteen to twenty Silver Diners and it will continue to penetrate this market area in order to take advantage of increased name recognition and economies of scale in advertising, management and overhead. Management believes that there are numerous other major metropolitan areas throughout the United States that can support a similar concentration of Silver Diner restaurants and intends to pursue expansion in these markets in a manner similar to Washington/Baltimore. The Company is currently evaluating for future expansion several major metropolitan areas, including Southern Florida, and the corridor between Philadelphia and Northern New Jersey. The Company expects that the Silver Diners opened in the next two years will continue to be company-owned, while subsequent expansion in major metropolitan markets may include area joint-ventures or franchises. There is no assurance that the Company's expansion plans will be realized or that future Silver Diners will be favorably received.

Unit Economics.

       The first four Silver Diners have produced profitable store level operating results despite high occupancy and development costs. The Fair Oaks and Tysons Corner diners, which will serve as the prototypes for future expansion, have total building and equipment costs which were approximately 40% less per seat than the average of the first four Silver Diners. This was the result of a two-year value engineering and design refinement process principally relating to building cost reductions, layout efficiencies and decor improvements.

       The following table presents pro forma unit economic results based on actual operating results for the year ended December 31, 1995, adjusted for occupancy, as well as building and equipment costs. Depreciation and amortization is based upon the development costs for Fair Oaks and Tysons Corner prototypes and estimated average site costs for future Silver Diners based on the Silver Diner sites currently being evaluated. Occupancy costs are based on Fair Oaks, Tysons Corner and commitments for the next four proposed locations. Such costs are lower than those incurred for the first four Silver Diners.

       The pro forma operating results are not necessarily indicative of the results of operations for future periods.

                        Pro Forma Annual Unit Economics


Average Net Sales                           $2,711,600                     100%
Cost of Sales                                  734,600                     27.1
Labor                                          874,800                     32.3
Operating Expenses                             411,400                     15.1
                                            ----------                   ------

Restaurant Operating Income Before
  Occupancy Costs and Depreciation and
  Amortization                                 690,800                     25.5

Occupancy Costs                                213,000                      7.9
Depreciation and Amortization                   80,000                      3.0
                                            ----------                  -------

Restaurant Operating Income                 $  397,800                    14.6%
                                            ==========                  =======



       Average Net Sales. The average annual net sales for the four Silver Diners in operation during all of 1995 was approximately $2.7 million or $52,000 per week. These Silver Diners had an average of approximately 5,000 square feet, an average of approximately 186 seats and generated average sales of approximately $540 per square foot during 1995. Fair Oaks and Tysons Corner, which are the prototypes for future expansion, opened in April and December 1995, respectively, and have 30% more seats than the average of the existing four Silver Diners during 1995 for a total of 242 seats each and 5,675 square feet each.

       Cost of Sales, Labor and Operating Expenses. After cost of sales, labor and operating expenses, the Silver Diners in operation during all of 1995 generated unit-level income of approximately $690,800 per unit, or 25.5% of sales before occupancy costs and depreciation and amortization.


       Occupancy Costs. Occupancy costs consist of annual rent, property and real estate taxes and insurance. The occupancy costs in the foregoing table reflect the average occupancy costs payable on a cash basis over the first five years for Fair Oaks, Tyson's Corner and for the next four proposed locations. Rent for certain of the original four Silver Diners includes amounts attributable to build to suit arrangements with landlords or amounts attributable to funds provided by the landlord for building and equipment costs. Management does not expect that the next four proposed locations will involve build to suit arrangements or advances by landlords for building and equipment costs.

       Depreciation and Amortization. The building and equipment costs for Fair Oaks and Tysons Corner were approximately $1,345,000 and $1,432,000, respectively, or approximately $5,600 and $5,900, respectively, per seat, for 242 seats, which is 40% less per seat, compared to the average building and equipment costs for the first four Silver Diners of approximately $1,740,000, or approximately $9,800 per seat, for an average of 177 seats. Management expects that the building and equipment costs for the next four proposed locations will be approximately $1,350,000. Depreciation and amortization have been adjusted on a pro forma basis in the foregoing table since depreciation and amortization charges in the Combined Financial Statements--Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc. do not include building and equipment costs paid by landlords and included in rent. Site development costs, which are in addition to building and equipment costs, can vary from approximately $75,000 to, in exceptional circumstances, $600,000. Site development costs include site construction costs, offsite improvements, utility fees, site feasibility and engineering costs. The pro forma depreciation and amortization is based upon the Fair Oaks and Tysons Corner prototype building and equipment costs and site development costs of $275,000, which management believes will be the approximate average site costs for future Silver Diners. Site costs for the next four locations are expected to average $340,000 due to anticipated higher cost for the Clarendon location.

       Restaurant Operating Income. The pro forma Restaurant Operating Income shown in the foregoing table is before pre-opening costs, which were approximately $200,000 each for Fair Oaks and Tysons Corner, amortized over 12 months, and lease costs, which were approximately $20,000 for Fair Oaks and $96,000 for Tysons Corner, amortized over the life of the lease. See Combined Financial Statements--SDDI.

Recent Developments.

       The Merger. In March 1996, a subsidiary of the Company merged with Silver Diner Development, Inc., a Virginia corporation ("SDDI"). As a result of the merger ("Merger"), SDDI became a wholly-owned subsidiary of the Company and the Company changed its name from Food Trends Acquisition Corporation to Silver Diner Development, Inc., and in June 1996, to Silver Diner, Inc. Prior to the merger, the Company was a publicly traded 'blind pool' of $14.2 million in cash which was raised essentially on the reputation of George Naddaff, the former Chairman and Chief Executive Officer of Boston Chicken. This infusion of capital resulted in a virtually debt-free balance sheet and cash for the Company to fund growth over the next two years. See "Capitalization." The Company currently trades on the Nasdaq National Market under the symbol "SLVR."

       Acquisition of Silver Diner Limited Partnership. Silver Diner Limited Partnership ("SDLP"), of which SDDI is the general partner, operates the first three of the six Silver Diners. In June, 1996, the Company acquired all of the limited partnership interests in SDLP held by unaffiliated third parties for a purchase price of $2.472 million and 84,000 warrants ("New Warrants") to purchase shares of Common Stock at $8.00 per share. The New Warrants are exercisable at any time on or before the earlier of January 31, 1998 or 30 days following the first public offering of Common Stock on or after June 30, 1997. As a result of this transaction, the Company now owns, directly and indirectly, 100% of SDLP.

       Private Placement. On July 11, 1996, the Company completed a private placement of 1,500,000 shares of Common Stock to the Selling Stockholders for $5.50 per share. The proceeds of the sale were used in part to replace funds used for the acquisition of the SDLP partner interests and the remainder was added to working capital to be used in large part to fund expansion. See "The Company--Expansion Plans." In connection with the sale, the Selling Stockholders and the Company entered into a Subscription Agreement which requires the Company to register under the Securities Act, at the Company's expense, the shares of Common Stock sold in the private placement. See "Selling Stockholders."


                                  RISK FACTORS

       The following risks should be carefully considered, in addition to the other information contained herein, in evaluating the purchase of shares of the Company's Common Stock.

History of Losses. SDDI has reported a net loss in each year since its inception, including net losses, on a combined basis, of $1,474,364, $946,633, and $1,322,730 in each of the fiscal years ended December 31, 1993, January 1, 1995, and December 31, 1995, respectively, and $946,228 for the 28 week period ended July 14, 1996. Future operating results will depend upon many factors including the Company's ability to generate adequate unit volumes in its restaurants, effectively monitor and control operating costs and successfully execute its expansion plans. There can be no assurance that profitability will be achieved.

Expansion Risk/Ability to Manage Growth. The Company's continued growth depends, to a significant degree, on its ability to open and operate new Silver Diners on a profitable basis. The Company's expansion plans represent a significant increase in both the number of restaurants and the rate of the Company's unit expansion and will require the Company's management to operate a significantly larger business over a broader geographical area. The Company's planned expansion is dependant upon a number of factors including the availability of sites on terms favorable to the Company and the availability of capital. There can be no assurance that the Company will be able to achieve its unit expansion goals, manage its growth effectively or operate its new units profitably.


Possible Volatility of Stock Price; Shares Eligible for Future Sale. Approximately 46% of the outstanding shares of Common Stock, are subject to lock-up agreements prohibiting their sale for periods expiring between December 22, 1996, and November 3, 1997. As the lock-up periods expire, the larger number of shares of Common Stock available for resale could have an adverse impact on the market price of the Common Stock. Additional factors such as announcements by the Company of variations in its quarterly financial results, changes in governmental regulations, competitive developments, sales of substantial blocks of the Common Stock of the Company by the holders thereof, and the issuance of stock in connection with future financing requirements, if any, among other things, could cause the market price of the Common Stock of the Company to fluctuate significantly.

Concentration of Voting Control. Robert T. Giaimo beneficially owns approximately 16.8% of the outstanding shares of the Company and holds proxies to vote an additional 11.3% pursuant to certain voting and lock-up agreements. Mr. Giaimo is also Chairman of the Company's Board of Directors ("Board"),
President and Chief Executive Officer and, pursuant to the terms of an employment agreement with the Company, his employment in those positions is for an initial term of five years commencing on March 27, 1996, and, starting on the first anniversary of commencement, renewable for five years from each such anniversary. If the Board does not renew, the agreement will expire five years from such anniversary. As a result of the foregoing, Mr. Giaimo has significant control over the direction and operation of the Company. Such concentration of control may have an adverse effect on the market price of the Common Stock.

Dependence upon Key Personnel. The success of Silver Diner is highly dependent upon two of its key executive officers, Robert T. Giaimo, President and CEO, and Ype Hengst, V.P. of Culinary Operations. While the Company currently maintains key man life insurance on Mr. Giaimo, the loss of his services could have a material adverse effect on the Company. The Company also believe that its future success will also depend on the ability to continue to attract and retain qualified personnel to provide day-to-day management of the Silver Diners. There can be no assurance that the Company will be successful in continuing to attract and retain such personnel on acceptable terms.

Trends in Restaurant Business. The restaurant industry is one of the largest industries in the United States in terms of volume of sales and number of employees. It is also one of the most segmented industries, and the trends which affect one or more segments, may, therefore, have minimal or no effect on another segment. The success or failure of a particular restaurant concept is often dependent upon changes in trends among consumers, changes in public taste, general economic conditions, cost of food, traffic patterns and other factors which cannot be predicted. In addition, the Silver Diners are dependent on frequent delivery of fresh products. Consequently, the Company's business is subject to the risk that shortages or interruptions in supply may develop as a result of adverse weather or other conditions, and such interruptions could adversely affect the availability, quality and cost of ingredients.

Competition. The restaurant industry is intensely competitive with respect to price, service, location and food quality. With respect to quality and cost of food, size of food portions, decor and quality service, the Silver Diners compete with fast food and family style restaurants with ready to cook food and take-out. Silver Diners are located in areas of high concentration of such restaurants. There are many well established foodservice competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. These competitors will also compete with the Company in obtaining premium locations for restaurants (e.g., shopping malls and strip shopping centers) and in attracting and retaining employees. In addition, one or more national foodservice chains or other companies could introduce a multi-unit chain of foodservice establishments that use one or more foodservice concepts which resemble one or more of the foodservice concepts used by the Company.

Government Regulation. Restaurant operations are subject to various federal, state and local laws and regulations relating to health, sanitation, safety, environmental, land use and building codes. Compliance with such laws and regulations can impede the operations of a Silver Diner and can delay or preclude construction and completion of a new Silver Diner. Additionally, Silver Diner has obtained, and intends to continue to obtain, liquor licenses for each Silver Diner, and is subject in certain states to 'dram-shop' statutes and other regulations concerning the sale and consumption of alcoholic beverages. There can be no assurance that such approvals and licenses for new Silver Diners will be obtained and, if obtained, will be renewed or not revoked.

No Assurances of Trademarks. The Company believes that its trademarks and service marks are valuable to the marketing of its restaurants. There can be no assurance that the Company's marks, even as, and if, registered, do not or will not violate the proprietary rights of others, that the marks will be upheld if challenged, or that the Company will not be prevented from using the marks, any of which could have a materially adverse effect on the Company. The Company's policy is to pursue registration of its marks whenever possible and to oppose vigorously any infringement of its marks, the success of which cannot be assured.

Dividends Unlikely. The Company has not paid any dividends on its Common Shares to date and it is unlikely that any dividends will be paid in the foreseeable future. The payment of dividends is contingent upon the Company's revenues and earnings, if any, capital requirements and general financial condition and is subject to the discretion of the Board.

                          PRICE RANGE OF COMMON STOCK


         Since March 27, 1996, the Common Stock has been quoted on the NASDAQ National Market System under the symbol SLVR. Prior thereto, the Common Stock was quoted on the OTC Bulletin Board under the symbol FDTR. The following table sets forth, for the periods indicated, the high and low closing sale prices of the Common Stock:

                 Quarter                           High               Low

1994             Fourth                            $4-1/4             $4-1/4

1995             First                             $4-3/8             $4-1/4
                 Second                            $4-1/2             $4-3/8
                 Third                             $4-15/16           $4-1/2
                 Fourth                            $5-1/16            $4-15/16

1996             First (to March 26)               $6-11/16           $4-3/4
                 First (March 27 to March 31)      $6-3/4             $6-1/8
                 Second                            $7-7/8             $5-5/8
                 Third (to August 2)               $6                 $5-1/2



       Approximately 46% of the outstanding shares of Common Stock are subject to lock-up agreements prohibiting their sale for periods expiring between December 22, 1996, and November 3, 1997. As such lock-up agreements expire, sales of substantial numbers of these shares could affect the market price. No assurance can be given as to whether there will be a market for such shares or the market price thereof. See "Risk Factors -- Possible Volatility of Stock Price; Shares Eligible for Future Sale."

       The last reported sale price of the Common Stock on the NASDAQ National Market System on August __, 1996, was $______.

       Since inception, no dividends have been paid on the Common Stock.

                                USE OF PROCEEDS

       The Common Stock offered hereby will be sold by the Selling Stockholders. While the Company received $5.50 per share from the sale of 1.5 million shares of Common Stock from the Private Placement, the Company will not receive any of the funds from the sale by the Selling Stockholders. The net proceeds from the Private Placement, aggregating approximately $7.6 million, will be used to replace funds used for the acquisition of the SDLP limited partnership interests and the remainder will be added to working capital to be used in large part to fund expansion.


       The Company will receive $5.00 per share from the IPO Warrantholders upon the exercise of each IPO Warrant. The proceeds from the IPO Warrant exercise price will be used by the Company for general corporate purposes.


                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company at July 14, 1996. This table should be read in conjunction with the Company's financial statements and notes thereto, appearing elsewhere in this Prospectus.



                                                            At July 14, 1996
                                                               (Unaudited)

Long-term Debt (including Current Portion                      $   391,527

Stockholders Equity

    Common Stock *                                                   8,513

    Paid-in Capital                                             30,232,863

    Accumulated Deficit                                        (7,881,855)
                                                               -----------
       Total Stockholders Equity                               $22,359,521
                                                               -----------
Total Capitalization                                           $22,751,048
                                                               ===========

- ----------------

* The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.00074, of which 11,503,858 shares are outstanding. At July 14, 1996, there were 706,215.703 shares of Common Stock subject to options, 295,079.153 of which are exercisable at 3/10 of $.01 or less per share and the balance at a price of either $3.60 or $4.05 per share. Of the aggregate options outstanding, 311,352.921 are incentive stock options. See Note 10 of Notes to Combined Financial Statements -- SDDI.

                             SUMMARY FINANCIAL DATA

         The following tables set forth certain historical and pro forma financial data for both the Company (formerly known as Food Trends Acquisition Corporation) and Silver Diner Development, Inc. for periods prior, and subsequent, to the Merger. The summary financial data presented herein should be read in conjunction with the audited financial statements and other historical and pro forma financial information for each of SDDI and FTAC and Management's Discussion and Analysis of Financial Condition for each included elsewhere in this Prospectus. For accounting and financial reporting purposes, the Merger was treated as a recapitalization of SDDI and as an issuance of SDDI common stock for monetary assets and liabilities. The unaudited combined pro forma information, which gives effect to the Merger, is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

                                                                                   Pro Forma
                                                                                   Combined                  The Company
                                     SDDI                  FTAC                   (unaudited)                (unaudited)

                                                                                                            28 Weeks Ended
                                               Year Ended December 31, 1995                         July 15, 1995     July 14, 1996
                               ---------------------------------------------------------------      -------------     -------------
Net sales                            $13,350,255                   -0-             $13,350,255       $6,679,832         $8,868,848


Restaurant costs and expenses
Cost of sales                          3,655,254                   -0-               3,655,254        1,839,017          2,448,791
Labor                                  4,452,134                   -0-               4,452,134        2,211,178          2,997,133
Operating                              2,015,668                   -0-               2,015,668        1,002,188          1,348,026
Occupancy                              1,588,527                   -0-               1,588,527          798,782          1,037,131
Depreciation and amortization            715,426                                       715,426          334,221            514,178
                                         -------                                       -------          -------            -------
  Total restaurant costs
    and expenses                      12,427,009                   -0-              12,427,009        6,185,386          8,345,259
                                      ----------             ---------              ----------        ---------          ---------

   Restaurant operating income           923,246                   -0-                 923,246          494,446            523,589

 General and administrative            2,077,735               852,234               2,929,969          849,641          1,348,601
 Interest expense                        334,086                   -0-                  61,432          128,497            189,560
 Investment (income) loss, net           (83,021)             (789,561)               (872,582)         (38,847)          (138,645)
 Depreciation and amortization            97,351                 3,343                 100,694           51,702             70,301
                                          ------                 -----                 -------           ------             ------
 Loss before minority interest        (1,502,905)              (66,016)             (1,296,267)        (496,547)          (946,228)
   and income taxes

Minority interest in net loss            180,175                   -0-                 180,175          180,175                -0-
  of SDLP                                -------         -------------                 -------          -------          ---------

   Loss before income taxes           (1,322,730)              (66,016)             (1,116,092)        (316,372)          (946,228)

Income Taxes                                 -0-                46,205                  46,205              -0-                -0-
                                  --------------                ------                  ------        ---------          ---------

  NET LOSS                           $(1,322,730)            $(112,221)            $(1,162,297)       $(316,372)         $(946,228)
                                    ============            ==========            ============       ==========         ==========

                                                                                        Pro Forma
                                                                                        Combined             The Company
                                        SDDI                 FTAC                       (unaudited)          (Unaudited)

                                                          As of December 31, 1995                        As of July 14, 1996
                                 -------------------------------------------------------------------------------------------
Balance Sheet Data:
     Total assets                    $10,794,469          $14,233,186                  $21,819,492          $25,732,358
     Long-term debt, including
        current portion                5,403,136                  -0-                      584,942              391,527
     Equity                            1,234,274           11,346,436                   17,085,779           22,359,521

Per Share Data:
     Book value                            $8.18                $4.07                        $1.67                $1.94
     Net loss from continuous
        operations                        ($8.80)               ($.03)                       ($.11)               ($.02)
     Cash dividends                          -0-                  -0-                          -0-                  -0-

Weighted average common
     shares outstanding                  150,374            3,325,000                   10,261,365           10,075,287

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         The Company operates six Silver Diners in the Washington/Baltimore Metropolitan Area. The first Silver Diner was opened in Rockville, Maryland in February 1989. One additional Silver Diner was opened in each of 1990, 1991 and 1992. In April 1995, the Company opened its fifth Silver Diner in Fair Oaks, Virginia, which will serve as the prototype for future expansion. The sixth Silver Diner opened in Tysons Corner, Virginia, on December 5, 1995. The Company plans to open six to eight additional Silver Diners by the end of 1997, which may include openings in a second major metropolitan market. Longer term, the Company plans to expand the Silver Diner chain nationwide, through additional openings of Company owned restaurants and possibly through the development of franchise or joint venture relationships.

         During the first few months of operation, new Silver Diners typically produce weekly sales volumes which are higher than expected annual averages. Likewise, during this opening period, costs of sales and labor costs are typically above annual averages. Preopening costs, including labor costs and costs of hiring and training personnel and certain other costs relating to opening new Silver Diners are capitalized and amortized over one year from date of opening. While general and administrative expenses as a percentage of sales are expected to continue to decline, the Company is expanding its corporate staff in anticipation of its expansion program, which will result in higher gross dollars spent on general and administrative expenses.

         Effective January 1, 1994, SDDI adopted a 52 or 53-week fiscal year which ends on the Sunday nearest December 31. The fiscal quarters for SDDI consist of accounting periods of 16, 12, 12 and 12 or 13 weeks, respectively. As a result of the change, the year ended January 1, 1995 was a 366-day year.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 123 addresses the accounting for awards of stock-based compensation to employees and transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. SFAS No. 123 allows an entity to continue to measure compensation costs for awards of stock-based compensation to employees using the intrinsic value based method of accounting prescribed by APB Opinion No. 25. However, entities electing to remain with the accounting after APB Option No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined within SFAS No. 123 had been applied. Management anticipates electing to remain with the accounting under APB Opinion No. 25 and providing the pro forma disclosures as required under SFAS No. 123.

         On March 27, 1996, the Company completed a merger with Food Trends Acquisition Corporation. As a result of this merger, the pre-merger SDDI stockholders now own approximately 57% of the stock of FTAC, which changed its name to Silver Diner, Inc. Upon consummation of the  merger,  the  pre-merger  SDDI  directors and officers became directors and
officers  of  FTAC.   The  common  shares  of  FTAC are now traded on the Nasdaq
National Market under the symbol SLVR.

         For accounting and financial reporting purposes, the merger was treated as a recapitalization of SDDI and as an issuance of SDDI common shares for monetary assets and liabilities. The surviving corporation will reflect, in its consolidated financial statements, the assets and liabilities of SDDI at their book values. Accordingly, the results of operations and financial position of the resulting corporation for periods and dates prior to the merger will be the historical results of operations and financial position of SDDI for such periods and dates.

         In connection with the Merger, on April 2, 1996, notes payable - related party totalling $1,236,811 were repaid by the offset of amounts due from affiliates of $355,023 and the net outstanding balance was paid in full by the Company. On April 1, 1996, the Company terminated its capital lease obligation with a related party by purchasing the leased equipment at the remaining lease obligation balance of approximately $148,000. In addition, the Company repaid certain bank notes of SDDI in the approximate amount of $904,000 on April 4, 1996.

         In June 1996, the Company purchased all of the limited partnership interests in SDLP from the original investors for $2,472,000 in cash and 84,000 warrants to purchase shares of Common Stock exercisable at $8.00 per share until the earlier of 30 days following the first public offering on or after June 30, 1997 or January 31, 1998. SDLP operates three Silver Diners, including the first Silver Diner in Rockville, Maryland. As a result of this transaction, the Company now owns, directly or indirectly, 100% of SDLP. Because SDLP's financial statements were previously combined with the Company's, the acquisition of the minority interest did not result in any change in the Company's reported net sales, restaurant costs and expenses or restaurant operating income. The acquisition was accounted for under the purchase method and the entire cost of the transaction, estimated to be $2.8 million, was recorded as goodwill and is being amortized on a straight-line basis over 15 years.

         All historical shares of common stock and per share amounts for periods prior to the Merger have been retroactively adjusted to reflect the FTAC shares issued to the SDDI stockholders at the time of the Merger.

         On July 11, 1996, the Company sold in a private placement 1.5 million shares of Common Stock at $5.50 per share for an aggregate sales price of $8,250,000 ("Private Placement"). Approximately $2.5 million of the approximately $7.6 million net proceeds of the sale was used to replace the funds used for the acquisition of the minority interest in SDLP, and the remainder will be used to fund expansion. In connection with the sale, the Company agreed to register the shares with the Securities and Exchange Commission.

Results of Operations

         The following table sets forth the percentage of net sales of items included in the combined statements of operations for the periods indicated:

                                                       Year Ended                              28 weeks ended
                                     December 31,      January 1,      December 31,    July 16, 1995     July 14, 1996
                                         1993             1995             1995         (unaudited)       (unaudited)
Net sales                               100.0%           100.0%           100.0%          100.0%              100.0%

Restaurant costs and expenses
    Cost of sales                        28.2%            27.9%            27.4%           27.5%               27.6%
    Labor                                31.3%            32.4%            33.3%           33.1%               33.8%
    Operating                            14.8%            15.1%            15.1%           15.0%               15.2%
    Occupancy                            11.7%            11.8%            11.9%           12.0%               11.7%
    Depreciation and
       amortization                       7.6%             3.4%             5.4%            5.0%                5.8%
                                        ------          -------          -------          ------              ------

Restaurant operating income               6.4%             9.4%             6.9%            7.4%                5.9%

General and administrative               10.5%            17.2%            15.6%           12.7%               15.2%
Interest expense                          3.4%             2.4%             2.5%            1.9%                2.1%
Investment (income) loss, net            -0.2%              ---            -0.6%           -0.6%               -1.5%
Depreciation and amortization             0.4%             0.6%             0.7%            0.8%                0.8%
Development and abandoned
    site costs                            6.6%             0.9%              ---             ---                 ---
                                        ------          -------          -------          ------               -----

Loss before minority interest
    and income taxes                    -14.3%           -11.7%           -11.3%           -7.4%              -10.7%
Minority interest in net loss
    of SDLP                               1.2%             3.1%             1.4%            2.7%                 ---
                                        ------          -------          -------         -------              ------

Net loss                                -13.1%            -8.6%            -9.9%           -4.7%              -10.7%
                                        ======          =======          =======         =======            ========

Unit Sales

         The following table sets forth the net sales of each Silver Diner for the periods indicated:

                                                                   Year Ended                              28 weeks ended
                                                  ------------------------------------------------
                        Date          No. of      December 31,       January 1,       December 31,   July 16, 1995   July 14, 1996
                       Opened          Seats          1993              1995             1995         (unaudited)     (unaudited)
                       ------         -------        ------            ------           ------        -----------     -----------
Rockville              02/07/89         256 (1)    $4,084,760         $3,934,177       $4,056,404      $2,176,494      $2,115,834
Laurel                 09/18/90         153         2,207,264          2,208,454        2,171,527       1,160,704       1,192,312
Potomac Mills          10/15/91         164         2,443,333          2,199,551        2,238,982       1,169,148       1,163,988
Towson                 09/08/92         194         2,521,950          2,554,500        2,379,458       1,242,929       1,243,407
Fair Oaks              04/25/95         242               -0-                -0-        2,212,765         930,557       1,341,477
Tysons Corner          12/05/95         240               -0-                -0-          291,119             -0-       1,811,830
                                                  -----------        -----------      -----------      ----------      ----------
Total Net Sales                                   $11,257,307        $10,896,682      $13,350,255      $6,679,832      $8,868,848
                                                  ===========        ===========      ===========      ==========      ==========

         (1) Rockville seating capacity was increased from 198 to 256 in the spring of 1995 to better accommodate demand during peak periods. The additional seats became operational on weekends in March 1995 and were fully operational in late May 1995.

         See discussion of net sales under the captions "28 Weeks Ended July 14, 1996 Compared to the 28 Weeks Ended July 16, 1995," "Year Ended December 31, 1995 Compared to the Year Ended January 1, 1995" and "Year Ended January 1, 1995 Compared to the Year Ended December 31, 1993."

28 Weeks Ended July 14, 1996 Compared to the 28 Weeks Ended July 16, 1995

         Net sales for the twenty-eight weeks ended July 14, 1996 (the "1996 YTD Period") increased $2,189,016 to $8,868,848 compared to $6,679,832 for the twenty-eight weeks ended July 16, 1995 ("1995 YTD Period"). New restaurants opened during 1995 in Fair Oaks and Tysons Corner, Virginia were primarily responsible for the increase, adding $2,222,750 to net sales for the 1996 YTD Period.

         Comparable Silver Diner sales (sales for Silver Diners open throughout both periods being compared, excluding the initial 12 weeks of operations during which sales were typically higher than normal) decreased 0.6% year-to-date. Comparable Silver Diner sales were reduced by severe winter weather in the Washington/Baltimore area in January 1996. Excluding January 1996 year-to-date comparable Silver Diner sales increased 0.7%. Average net sales for Rockville and Tysons Corner, the Company's highest volume stores, were $1,964,000 for the 1996 YTD Period, with the two stores aggregating approximately 44% of net sales. Average net sales for the other four restaurants for the same period were approximately $1,235,000.

         In June 1996, the Company introduced on a test basis in certain existing restaurants the Silver Diner Market & Bakery, which features a wide range of carry-out options targeting the growing "home meal replacement" market, as well as specialty coffee drinks and an expanded bakery selection. The Company plans to incorporate an enlarged version of the Silver Diner Market & Bakery in its new prototype for future restaurant locations.

         Cost of sales was relatively unchanged for the 1996 YTD Period compared to the same period in 1995, increasing 0.1% of net sales to 27.6%.

         Labor increased 0.7% of net sales to 33.8% for the 1996 YTD Period, compared to 33.1% for the 1995 YTD Period. The increase resulted primarily from higher costs in the initial periods of operations at Tysons Corner, increased management compensation and particularly severe winter weather in January 1996, which reduced sales and increased labor as a percentage of net sales.

         Legislation is currently pending in Congress which would increase the minimum wage. Many of the Company's employees are paid hourly wages, and any increase in the minimum wage would increase the Company's cost. However, management believes that any such minimum wage increase would be likely to result in industry-wide restaurant price increases and would, therefore, have an adverse effect on the Company relative to its competitors. To the extent that the foodservice industry is not able to pass along the higher labor costs to its customers, the Company's operations could be affected.

         Operating expenses increased 0.2% of net sales to 15.2% of net sales for the 1996 YTD Period. Higher marketing costs were primarily responsible for the increase. Although operating expenses are likely to continue to exceed historical levels during the summer months due to cable television and direct mail advertising campaigns supporting the introduction of the Silver Diner Market & Bakery, management believes that sufficient additional gross profit will be generated from these campaigns to offset the additional costs.

         Occupancy increased $238,349 for the 1996 YTD Period compared to the 1995 YTD Period. Occupancy costs for the new restaurants in Fair Oaks and Tysons Corner accounted for most of the increase.

         Restaurant depreciation and amortization increased $179,957 for the 1996 YTD Period compared to the 1995 YTD period. This increase was primarily associated with the new restaurant openings at Fair Oaks and Tysons Corner. Depreciation and amortization also increased due to expansion of the Rockville diner, but decreased overall in the first four diners due to a prospective reduction in the estimated useful life of smallwares, which increased expense in 1995. The 1996 YTD Period include approximately $165,000 of preopening amortization, compared to $45,000 for the 1995 YTD Period.

         General and administrative expenses were $1,348,601 for the 1996 YTD Period, an increase of $498,960 compared to the 1995 YTD Period. As a percentage of net sales, general and administrative expenses increased from 12.7% in the 1995 YTD Period to 15.2% in the 1996 YTD Period. Increased corporate salary costs, higher restaurant management and recruitment costs, new menu costs and additional expenses related to being a public company were the primary factors contributing to the increase. The Company's administrative overhead as a percentage of net sales remains above the industry average primarily due to the cost of building a corporate management team to support the Company's intermediate and long-term growth plans. Also, during the 1996 YTD Period, the Company began to incur expenses related to the recruitment and training of restaurant management to support new Silver Diner openings in late 1996. During the remainder of 1996, management anticipates that general and administrative expenses will continue to exceed 1995 levels as a percentage of net sales due to higher restaurant management recruitment and initial training costs in preparation for new store growth. As revenues increase in 1997 with the addition of new Silver Diners, general and administrative expenses are expected to decrease as a percentage of sales.

         In September 1995, the Company raised $2.5 million in a Private Placement of subordinated notes and common stock warrants, and in October 1995 borrowed $750,000 from a bank. Investment income, interest expense and amortization expense (related to deferred loan costs) all increased during the 1996 YTD Period compared to the 1996 YTD Period as a result of these borrowings. Following consummation of the Merger with FTAC, the subordinated notes were converted into common stock, the common stock warrants were cancelled and SDDI's bank and
                                     - 19 -
affiliate debt was repaid. The bank debt of SDLP was subsequently repaid in late July 1996 following acquisition of the SDLP minority interest. Interest expense and amortization of deferred loan costs will decrease significantly for the remainder of 1996 due to the repayment of debt. Interest income increased significantly in the 1996 Second Quarter due to investment of the Merger proceeds, and will be further increased through investment of the Private Placement proceeds.

         Depreciation and amortization for the 1996 YTD Period includes $14,200 for amortization of goodwill related to the acquisition of the SDLP minority interest.

Year Ended December 31, 1995 Compared to the Year Ended January 1, 1995

         Net sales for the year ended December 31, 1995 ("1995") increased $2,453,573 to $13,350,255, compared to $10,896,682 for the year ended January 1,
1995 ("1994"). New restaurants opened during 1995 in Fair Oaks and Tysons Corner, Virginia were primarily responsible for the increase, contributing $2,503,884 to net sales. Comparable Silver Diner sales increased 0.8% after adjustment for the additional two days in 1994 resulting from the change in SDDI's fiscal year. Net sales improved in 1995 in Rockville due to expanded seating capacity to better accommodate demand during peak periods. Net sales declined in Towson because of lower mall customer traffic and competitive restaurant openings.

         Costs of sales, primarily food and beverage costs, decreased 0.5% of net sales to 27.4% in 1995, compared to 27.9% for 1994. Fiscal 1995 reflected the full benefit of a change in SDDI's primary supplier in the spring of 1994, favorable poultry prices and ongoing menu refinements.

         Labor, which consists of restaurant management and hourly employee wages and bonuses, payroll taxes, workers' compensation insurance, group health insurance and other benefits, was 33.3% of net sales for 1995, an increase of 0.9% of net sales compared to 1994. This increase resulted from higher initial labor costs associated with the Fair Oaks and Tysons Corner openings, and, to a lesser degree increased restaurant management bonuses due to better than budgeted store level financial performance. Labor costs for existing restaurants, excluding Fair Oaks and management bonuses in both years, decreased 0.4% of net sales.

         Operating expenses, which consist of all restaurant operating costs other than labor and occupancy, including supplies, utilities, repairs and maintenance and advertising, were unchanged at 15.1% of net sales.

         Occupancy, which is composed primarily of rent, property taxes and property insurance, increased $294,685 for 1995 compared to 1994. The new restaurants in Fair Oaks and Tysons Corner had total occupancy costs of approximately $243,000. The remainder of the increase was primarily due to consumer price index related rent increases and expansion of the Rockville diner.

         Restaurant depreciation and amortization increased $333,344 for 1995 compared to 1994. Of this increase, $199,722 is associated with Fair Oaks and Tysons Corner, including $153,029 of preopening cost amortization. Depreciation and amortization also increased due to expansion of the

Rockville  diner,  improvements  to  other  established   Silver  Diners  and  a
prospective  reduction in the estimated useful life of smallwares.

         General and administrative expenses include the cost of corporate administrative personnel and functions, field supervision and restaurant management recruitment and initial training. Such expenses increased $199,961 to $2,077,735 in 1995. As a percentage of net sales, general and administrative expenses fell from 17.2% in 1994 to 15.6% in 1995. SDDI's administrative overhead as a percentage of net sales remains above the industry average, primarily due to SDDI's commitments to, and subsequent cost of, building a management team to support SDDI's intermediate and long-term growth plans. As revenues increase with the addition of new Silver Diners, management anticipates that general and administrative expenses will decrease as a percentage of net sales.

         In September, 1995, SDDI raised $2.5 million in a private placement of subordinated notes and common stock warrants, and in October, 1995 borrowed $750,000 from a bank. Investment income, interest expense and amortization expense (related to deferred loan costs) all increased during 1995 as a result of these borrowings. Following consummation of the merger with FTAC, the subordinated notes were converted into common stock, the common stock warrants were cancelled and SDDI's bank and affiliate debt was repaid.

         During 1994, SDDI abandoned a proposed site due to a legal dispute and recorded a charge to operations of $98,637. No sites were abandoned during 1995.

         The limited partners' interest in the net loss of SDLP of $180,175 for 1995 depleted the remaining equity of the limited partners.

Year Ended January 1, 1995 Compared to the Year Ended December 31, 1993

         Net sales for the year ended January 1, 1995 ("1994") decreased $360,625 to $10,896,682 compared to $11,257,307 for the year ended December 31, 1993 ("1993"). Comparable Silver Diner sales decreased 3.2%. Multiple competitive restaurant openings near the Potomac Mills and Rockville Silver Diners were primarily responsible for the sales decrease.

         Cost of sales improved slightly to 27.9% of net sales for 1994 compared to 28.2% of sales for 1993. The improvement was due to a change in SDDI's primary supplier in the spring of 1994, continued menu refinements and a stable wholesale food cost environment.

         Labor increased to 32.4% of net sales for 1994 compared to 31.3% of net sales for 1993. Because a significant portion of labor costs are fixed, the decline in comparable Silver Diner sales increased labor as a percentage of net sales. SDDI also experienced increases in the cost of both group health and workers' compensation insurance. These increases were partially offset by a decrease in restaurant management bonuses.

         Operating expenses increased 0.3% of net sales for 1994 compared to 1993. Sharply higher paper prices beginning in the fall of 1994 increased supply costs of the year.

         Restaurant depreciation and amortization decreased $478,044 for 1994 compared to 1993. Fiscal 1993 included $447,632 of preopening cost amortization for the Towson diner, which was opened in September, 1992.

         General and administrative expenses increased $698,510 for 1994 to 17.2% of net sales, compared to 10.5% of net sales in 1993. During 1994, SDDI dedicated significant resources to the refinement of the Silver Diner concept and began recruiting and assembling the management team necessary to support SDDI's expansion plans.

         Interest expense decreased $127,481 for 1994 compared to 1993. In December, 1993, SDDI completed a $5.0 million private placement of SDDI common stock, a portion of the proceeds of which were used to reduce debt.

         SDDI recorded a net investment loss for 1994 of $3,599, including a loss of approximately $130,000 on investments in corporate and U.S. government bond funds.

         In connection with the development of the first three Silver Diners, SDDI committed to pay Silver Diner Real Estate Limited Partnership ("SDRELP"), an affiliate of SDDI, a development and prototype plan usage fee in the amount of $90,000 for each diner subsequently opened by SDDI until such time as SDRELP was made whole for the funds advanced and the risks taken in connection with SDRELP's development activities and prototype plans. SDRELP later distributed its rights under the commitment to certain of its shareholders.

         During 1993, SDDI purchased these rights for $645,000, of which $487,500 was paid in cash and the balance by the issuance of 1,311 SDDI Common Shares. The cost of the acquisition of these rights was expensed as incurred, along with approximately $35,000 in costs related to development of future franchise operations.

         During both 1994 and 1993, SDDI abandoned proposed sites, resulting in charges to operations of $98,637 and $66,488, respectively. A site in Bailey's Crossroads, Virginia was abandoned in 1994 due to a legal dispute, and several potential sites were abandoned in 1993, including a site in Gaithersburg, Maryland for which a charge of approximately $55,000 was recorded.

         The minority interest in net loss of SDLP increased to $332,977 for 1994 compared to $137,224 for 1993 due to the increased losses of SDLP.

Income Taxes

         Prior to December 14, 1993, SDDI elected to be taxed under Subchapter S of the Internal Revenue Code of 1954, as amended. As such, taxable income or loss prior to such date passed through to, and is reportable by, the individual shareholders. SDDI terminated its subchapter S status as of December 14, 1993. Taxable income or loss reported by SDLP and SDPMI passes through to, and is reportable by, its partners and shareholder, respectively.

         No current or deferred income tax benefit has been provided in the combined statements of operations for periods subsequent to December 14, 1993 due to SDDI's history of net operating losses for income tax purposes.

         At December 31, 1995, SDDI has a net operating loss carryforward of approximately $2.8 million for income tax purposes that expires in 2008 through 2010, which may be used to reduce future taxable income and tax liabilities.

Liquidity and Capital Resources

         The Company's current financial position is strong as a result of the consummation of the Merger and the Private Placement. At July 14, 1996, cash and cash equivalents were $14.8 million, working capital was $12.7 million, long-term debt (including current maturities) was $391,527 and stockholders' equity was $22.4 million. Cash and cash equivalents increased $13.2 million during the 1996 YTD Period, due primarily to net Merger proceeds of $12.2 million and net Private Placement proceeds of approximately $7.6 million, less cash used to repay debt, finance the 1996 YTD Period operating cash flow deficit, pay for purchases of property and equipment, including construction payables associated with the Tysons Corner Silver Diner, which opened in December 1995, and to acquire all of the limited partnership interests in SDLP.

         Prior to the consummation of the merger with FTAC, SDDI financed its working capital requirements for the development of the Silver Diner concept and operations primarily through private placements of common stock and notes payable, limited partnership funds, borrowings from banks and affiliates of SDDI, deferred compensation and extended credit terms from suppliers. From January 1, 1993 through December 31, 1995, SDDI used approximately $1.8 million of cash in operating activities and approximately $3.7 million in investing activities, including approximately $3.1 million for purchases of property, equipment and improvements. Financing activities provided approximately $6.4 million during the same period, consisting primarily of proceeds from stock sales of approximately $5.7 million, borrowings of $4.3 million, and net repayments of debt.

         The Company's principal future capital requirement is expected to be the development of restaurants. The Company plans to open six to eight Company-owned Silver Diners by the end of 1997. The typical building, equipment (including smallwares) and site development cost of a new Silver Diner prototype is expected to be approximately $1,625,000. Land generally will be leased. As of July 31, 1996, ground leases have been signed for locations in Merrifield, Clarendon and
                                     - 23 -

Springfield, Virginia, and a land purchase contract for a location in Reston, Virginia has been executed. Due to above average site costs, these four locations are expected to average approximately $1,690,000 for building, equipment and site costs. The Reston land is expected to cost approximately $1,425,000. Management intends to pursue a sale leaseback strategy on the Reston property following the restaurant's opening. Construction has begun on the Clarendon location.

         Management believes that the Company's current capital resources will be adequate to meet its planned capital requirements through 1997.

Seasonality and Quarterly Results

         Although SDDI's limited operating history, geographic concentration and small number of existing Silver Diners make future trends difficult to predict, Silver Diners have generally experienced higher average weekly net sales in the second and third quarters. The timing of new Silver Diner openings and extreme weather, especially during the winter months, may also affect sales and quarterly results. Accordingly, quarter-to-quarter comparisons of SDDI's results of operations may not be meaningful and results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. The first fiscal quarter includes 16 weeks of operations as compared to 12, 12 and 12 or 13 weeks for each of the subsequent three quarters, respectively. As a result, despite higher average weekly sales, net sales from comparable Silver Diners can be expected to be lower in the second quarter as compared to the first quarter of each year.

Impact of Inflation

         SDDI does not believe that inflation has materially affected its operating results. Substantial increases in costs and expenses, particularly food, supplies, labor and operating expenses, could have a significant impact on SDDI's operating results to the extent that such increases cannot be passed along to customers.


                          DESCRIPTION OF CAPITAL STOCK

General

         The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.00074 per share, and 1,000,000 shares of preferred stock ("Preferred Stock"). As of July 14, 1996, there were outstanding 11,503,858 shares of Common Stock, 40,880 IPO Warrants, 84,000 New Warrants and no shares of Preferred Stock.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

         The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company does not intend as of the date of this Prospectus to issue any shares of Preferred Stock. However, there can be no assurance that the Company will not do so in the future.

Warrants

         Each outstanding IPO Warrant entitles the registered holder to purchase one share of Common Stock at a price of $5.00 per share, subject to adjustment in certain circumstances, commencing on March 27, 1996, and ending at 5:00 p.m., New York City time, on November 3, 2001, at which time the IPO Warrants will expire. The Company may call the IPO Warrants for redemption, in whole and not in part, with the consent of GKN Securities Corp. at a price of $.01 per IPO Warrant at any time after they become exercisable upon not less than 30 days' prior written notice to the holders thereof if the last sale price of the Common Stock has been at least $8.50 per share ("Redemption Price") for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

         The IPO Warrants are issued in registered form under a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.

         The exercise price, number of shares of Common Stock issuable on exercise of the IPO Warrants and Redemption Price are subject to adjustment in certain circumstances, including a stock dividend, recapitalization, reorganization, merger or consolidation the Company. The IPO Warrants, however, are not subject to adjustment for issuances of shares of Common Stock at a price below the exercise price of the IPO Warrants.

         Each outstanding New Warrant entitles the registered holder to purchase one share of Common Stock at a price of $8.00 per share, subject to adjustment in certain circumstances, at any time prior to the earlier of 5:00 p.m., New York City time, on (i) January 31, 1998, or (ii) thirty days after the first public offering of Common Stock occurring on or after June 30, 1997, at which time all New Warrants will expire.

         If at any time on or after June 30, 1997, the Company shall determine to register under the Securities Act any of its Common Stock, for its own account or for the account of others (other than the holders of the New Warrants), other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule 145 transaction or a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares issuable upon exercise of the New Warrant, the Company will include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Common Stock held by a New Warrantholder upon exercise of New Warrants for which the Company has received written notice from such New Warrantholder. If the Company has not effected a registration pursuant to the preceding sentence by June 30, 1998, then on or after such date the New Warrantholders holding a majority of the Common Stock issued upon exercise thereof have the right to send written notice to the Company requiring the Company to register the Common Stock issued upon exercise of the New Warrants. Upon receipt of such written request, the Company shall have 90 days to file with the Securities and Exchange Commission a registration statement on Form S-3 for the registration of such Common Stock. Once this right has been exercised, no New Warrantholder will have any further registration rights.

         The  Company  will  pay  the  legal,   accounting  and  other  expenses
associated with including the Common Stock issuable upon exercise of the New Warrants in any such registration statement.

         No fractional shares of Common Stock will be issued upon exercise of either IPO Warrants or New Warrants. Each holder of a fractional interest in the Common Stock will be entitled to receive a cash payment in lieu if such fractional amount, which amount shall be determined on the basis of the closing price of the Common Stock on the Nasdaq National Market on the day preceding the date of exercise of the warrant.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the offering and resale of up to an aggregate of 1,500,000 shares of Common Stock by the following Selling
Stockholders:

            Name and Address                                Number of Shares

            T. Rowe Price New Horizons Fund, Inc.               750,000
            100 East Pratt Street
            Baltimore, Maryland  21202

            Oppenheimer Enterprise Fund                          50,000
            2 World Trade Center, 34th Floor
            New York, New York  10048

            Oppenheimer Discovery Fund                          700,000
            2 World Trade Center, 34th Floor
            New York, New York  10048

         The Selling Stockholders acquired their shares of Common Stock in a private placement on July 11, 1996, for $5.50 per share. The Subscription Agreement entered into among the Company and the Selling Stockholders obligates the Company to register under the Securities Act, at the Company's expense, the shares of Common Stock acquired by the Selling Stockholders. The Subscription Agreement also contains an indemnification provision in which the Company agrees to indemnify the Selling Stockholders and the placement agent against any losses, claims, damages or liabilities to which such seller or placement agent may become subject under the Securities Act or otherwise to the extent such losses, claims, damages or liability arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares of Common Stock are being registered.


                                 WARRANTHOLDERS

         On December 31, 1995, there were 5,400,000 IPO Warrants issued and outstanding. In February, 1996, the Company commenced an exchange offer in which it offered the holders of the IPO Warrants one share of Special Convertible Preferred Stock in exchange for 5.5 IPO Warrants. Upon consummation of the Merger, each share of Special Convertible Preferred Stock converted automatically into one share of Common Stock. Upon consummation of the Merger, all but 40,880 of the IPO Warrants were exchanged. For additional information, see "Description of Capital Stock -- Warrants".

         This Prospectus covers the sale of Common Stock by the Company to IPO Warrantholders upon exercise of the IPO Warrants.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Arent Fox Kintner Plotkin & Kahn, Washington, D.C.


                                    EXPERTS

         The  consolidated  financial  statements of the Company at December 31,
1994 and December 31, 1995,  and for  the year ended  December 31, 1995  and the period  April  21,  1994 (Inception)  to  December  31,  1994  included  in this
Prospectus  have been audited by KPMG Peat Marwick  LLP,  independent  certified public  accountants as set forth in its report thereon.  The combined  financial statements  of SDDI,  SDLP and Silver Diner  Potomac  Mills,  Inc.  ("SDPMI") at
January 1, 1995 and December 31, 1995, and for  each of the  three years  in the period ended December 31, 1995 included  in this Prospectus have been audited by
Reznick  Fedder & Silverman, P.C., independent certified  public accountants, as  set forth in its  report thereon.  Such  consolidated  financial  statements  of the
Company and combined financial  statements  of SDDI, SDLP and SDPMI are included herein in reliance upon  such  reports given upon the authority of such firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

The Company

    Years ended December 31, 1994 and 1995

         Report of KPMG Peat Marwick, LLP, Independent Auditor..................................................F-3
         Consolidated Balance Sheet as of December 31, 1995 and 1994............................................F-4
         Consolidated Statements of Operations for the year ended December 31, 1995 and the period April 21, 1994 (Inception) to December 31, 1994................................F-5
         Consolidated Statement of Stockholders' Equity for the year ended December 31, 1995 and the period April 21, 1994 (Inception) to December 31, 1994............................F-6
         Consolidated Statement of Cash Flows for the year ended December 31, 1995 and the period April 21, 1994 (Inception) to December 31, 1994................................F-7
         Notes to Consolidated Financial Statements.............................................................F-8

    Twenty-eight weeks ended July 14, 1996 and July 16, 1995

         Consolidated Condensed Balance Sheets as of July 14, 1996
                  and December 31, 1995 (unaudited)............................................................F-14
         Consolidated Condensed Statements of Operations for the Twenty-Eight Weeks ended
                  July 14, 1996 and July 16, 1995 (unaudited)..................................................F-15
         Consolidated Condensed Statement of Equity for the Twenty Eight Weeks ended
                  July 14, 1996 (unaudited)....................................................................F-16
         Consolidated Condensed Statements of Cash Flows for the Twenty-Eight Weeks ended
                  July 14, 1996 and July 16, 1995 (unaudited)..................................................F-17
         Notes to Consolidated Condensed Financial Statements (unaudited)......................................F-18

Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac
Mills, Inc.

    Years ended December 31, 1993, January 1, 1995 and December 31, 1995

         Report of Reznick Fedder & Silverman, Independent Auditor.............................................F-21
         Combined Balance Sheets at January 1, 1995 and December 31, 1995......................................F-22
         Combined Statements of Operations for the years ended December 31, 1993,
                  January 1, 1995 and December 31, 1995........................................................F-23
         Combined Statements of Stockholders' Equity And Partners' Deficit
                  for the years ended December 31, 1993, January 1, 1995 and
                  December 31, 1995............................................................................F-24
         Combined Statements of Cash Flows for the years ended December 31, 1993
                  January 1, 1995 and December 31, 1995........................................................F-25
         Notes to Combined Financial Statements................................................................F-27

Company and SDDI Pro Forma

    Year ended December 31, 1995

         Pro Forma Combined Balance Sheet at December 31, 1995 (Unaudited).....................................F-41
         Pro Forma Combined Statement of Operations for the 52
                  weeks ended December 31, 1995 (Unaudited)....................................................F-42
         Notes to Pro Forma Combined Financial Statements (Unaudited)..........................................F-43

                       FOOD TRENDS ACQUISITION CORPORATION

                        Consolidated Financial Statements

                           December 31, 1995 and 1994

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Food Trends Acquisition Corporation:


We have audited the accompanying consolidated balance sheets of Food Trends Acquisition Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period April 21, 1994 (inception) to December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Food Trends Acquisition Corporation and subsidiary at December 31, 1995 and 1994 and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from April 21, 1994 (inception) to December 31, 1994 in conformity with generally accepted accounting principles.


                                      /s/ KPMG Peat Marwick LLP


Boston, Massachusetts
March 28, 1996

                       FOOD TRENDS ACQUISITION CORPORATION

                           Consolidated Balance Sheets

                           December 31, 1995 and 1994


          Assets                                                        1995             1994
          ------                                                        ----             ----
Current assets:
   Cash                                                             $    192,509         1,042,210
   Prepaid expenses                                                       31,813           101,667
                                                                    ------------      ------------

          Total current assets                                           224,322         1,143,877
                                                                    ------------       -----------

U.S. Government securities, including accrued interest deposited
   in Trust Fund of $226,372 and $63,669, respectively (note 2)       13,995,746        13,217,174

Computers and equipment, net of accumulated depreciation of $4,121
   and $1,178, respectively                                               11,736            10,605

Organization costs, net of accumulated amortization of $618 and
   $218, respectively                                                      1,382             1,782
                                                                    ------------    --------------

                                                                    $ 14,233,186        14,373,438
                                                                      ==========        ==========

   Liabilities and Stockholders' Equity

Current liabilities:
   Accrued expenses                                                 $     89,000           117,031
                                                                    ------------      ------------

          Total current liabilities                                       89,000           117,031
                                                                    ------------      ------------

Common stock, subject to possible redemption, 539,730 shares at
   redemption value (note 1)                                           2,797,750         2,642,113
                                                                     -----------       -----------

Stockholders' Equity (notes 1, 3, 6 and 7):
   Preferred stock, $.001 par value; 1,000,000 shares authorized;
   none issued                                                                -                 -
   Common stock, $.00074 par value;  20,000,000 shares authorized;
     2,785,270 shares issued and outstanding                               2,062             2,062
   Additional paid-in capital                                         11,529,796        11,685,433
   Accumulated deficit                                                  (185,422)          (73,201)
                                                                    ------------     -------------

       Total stockholders' equity                                     11,346,436        11,614,294
                                                                      ----------        ----------

Commitments (note 5)

                                                                    $ 14,233,186        14,373,438
                                                                      ==========        ==========

          See accompanying notes to consolidated financial statements.

                       FOOD TRENDS ACQUISITION CORPORATION

                      Consolidated Statements Of Operations

           Year ended December 31, 1995 and Period From April 21, 1994
                        (Inception) To December 31, 1994



                                                       1995               1994
                                                       ----               ----
Income:
   Interest                                         $  789,561            95,174
   Other                                                    -                250
                                                     ---------       -----------

          Total income                                 789,561            95,424
                                                     ---------       -----------

Expenses:
   General and administrative                          412,627            60,922
   Professional fees                                   439,607            59,019
   Depreciation and amortization                         3,343            30,396
   Interest (Note 4)                                        -             18,288
                                                     ---------       -----------

          Total expenses                               855,577           168,625
                                                     ---------       -----------

     Loss before income taxes                          (66,016)          (73,201)
     Income taxes (note 5)                              46,205                -
                                                     ---------       -----------

          Net loss                                  $ (112,221)          (73,201)
                                                     =========       ===========

     Net loss per share                             $    (0.03)            (0.06)
                                                     =========      ============

     Weighted average common shares outstanding     $3,325,000         1,165,000
                                                     =========      ============

          See accompanying notes to consolidated financial statements.

                       FOOD TRENDS ACQUISITION CORPORATION


                 Consolidated Statements Of Stockholders' Equity

           Year ended December 31, 1995 and Period From April 21, 1994
                        (Inception) To December 31, 1994

                                                      Preferred stock               Common stock
                                                    Number                      Number
                                                   of shares     Amount        of shares        Amount
                                                   ---------     ------        ---------        ------
Balance, April 21, 1994 (inception)                     -    $          -              -      $     -

Original issuance of common stock                       -               -         625,000          463
Issuance of warrants to purchase
   common stock                                         -               -              -            -
Sale of 2,700,000 units, net of $2,642,113
   relating to common stock subject to redemp-
   tion and $1,907,392 in underwriting discounts,
   non-accountable expense allowance and
   offering expenses                                    -               -       2,160,270        1,599
Net loss                                                -               -              -            -
                                                       ---             ---           ----          ---

Balance, December 31, 1994                              -               -       2,785,270        2,062

Adjustment to 539,730 shares common
   stock outstanding subject to possible
   redemption due to change in trust fund balance       -               -              -            -
Net loss                                                -               -              -            -
                                                       ---             ---           ----          ---

Balance, December 31, 1995                              -            $  -       2,785,270      $ 2,062
                                                       ===             ===      =========        =====



                                                       Additional                            Total
                                                         paid-in        Accumulated      stockholders'
                                                         capital          deficit           equity
                                                         -------          -------           ------
Balance, April 21, 1994 (inception)                 $           -    $          -     $            -

Original issuance of common stock                           24,537              -              25,000
Issuance of warrants to purchase
   common stock                                             12,000              -              12,000
Sale of 2,700,000 units, net of $2,642,113
   relating to common stock subject to redemp-
   tion and $1,907,392 in underwriting discounts,
   non-accountable expense allowance and
   offering expenses                                    11,648,896              -          11,650,495
Net loss                                                        -          (73,201)           (73,201)
                                                              ----          ------       ------------

Balance, December 31, 1994                              11,685,433         (73,201)        11,614,294

Adjustment to 539,730 shares common
   stock outstanding subject to possible
   redemption due to change in trust fund balance         (155,637)             -            (155,637)
Net loss                                                        -         (112,221)          (112,221)
                                                              ----         -------       ------------

Balance, December 31, 1995                            $ 11,529,796      $ (185,422)      $ 11,346,436
                                                        ==========         =======         ==========


          See accompanying notes to consolidated financial statements.

                       FOOD TRENDS ACQUISITION CORPORATION

                      Consolidated Statements Of Cash Flows

           Year ended December 31, 1995 and Period From April 21, 1994
                        (Inception) To December 31, 1994

                                                                         1995             1994
                                                                         ----             ----
Cash flows from operating activities:
   Net loss                                                        $     (112,221)          (73,201)
                                                                     ------------      ------------
   Adjustments to reconcile net loss to net cash used in
    operating activities:
     Amortization expense                                                     400            29,218
     Depreciation expense                                                   2,943             1,178
     Interest expense                                                          -             12,000
     Decrease (increase) prepaid expenses                                  69,854          (101,667)
     (Increase) in accrued interest income                               (162,703)          (63,669)
     (Decrease) increase accrued expenses                                 (28,031)          117,031
                                                                     ------------      ------------

         Net cash used in operating activities                           (229,758)          (79,110)
                                                                     ------------      ------------

Cash flows from investing activities:
   U.S. Government securities purchased                               (48,154,116)      (26,271,969)
   Proceeds from sale of U.S. Government securities                    47,538,247        13,118,464
   Capital expenditures                                                    (4,074)          (11,783)
                                                                     ------------      ------------

         Net cash used in investing activities                           (619,943)      (13,165,288)
                                                                     ------------      ------------

Cash flows from financing activities:
   Proceeds from long-term  notes payable                                      -            138,000
   Proceeds from sale of warrants                                              -             12,000
   Payment of long-term notes payable                                          -           (150,000)
   Proceeds from sale of 625,000 shares of common stock
     to founding stockholders                                                  -             25,000
   Proceeds of public offering relating to 539,730 shares of
     common stock subject to redemption                                        -          2,642,113
   Proceeds of public offering, net of common stock subject to redemption, underwriting discounts, non accountable expense
     allowance and offering expenses                                           -         11,650,495
   Deferred financing costs                                                    -            (29,000)
   Organization and offering costs                                             -             (2,000)
                                                                    -------------      ------------

         Net cash provided by financing activities                             -         14,286,608
                                                                    -------------      ------------

Net (decrease) increase in cash                                          (849,701)        1,042,210

Cash, beginning of period                                               1,042,210                 -
                                                                    -------------       -----------

Cash, end of period                                                $      192,509         1,042,210
                                                                    =============       ===========

Supplemental disclosure:
   Income taxes paid                                                       25,000                 -
                                                                    =============     =============
   Interest paid                                                   $            -            12,000
                                                                    =============     =============

          See accompanying notes to consolidated financial statements.

                       FOOD TRENDS ACQUISITION CORPORATION

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1994

(1) Organization and Business Operations
   Food Trends  Acquisition  Corporation  (the  "Company") was  incorporated  in
     Delaware on April 21, 1994 with the objective of acquiring a medium-size operating business engaged in the retail food service industry. The Company's founding stockholders purchased 625,000 shares of common stock, $.00074 par value, on April 27, 1994. The Company has selected December 31st as its fiscal year-end.

   The Company  consummated an initial public offering  ("Offering") on November
     10, 1994 and raised net proceeds of $14,292,608 (note 3). The Company's management has broad discretion with respect to the specific application of the net proceeds of this offering, although substantially all of the net proceeds of this offering are intended to be generally applied toward consummating a business combination with an operating business engaged in the commercial food service industry ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Proceeds from the offering of $13,217,174 are being held in an interest-bearing trust account ("Trust Fund") until the earlier of (I) the consummation of a Business Combination or (ii) liquidation of the Company. The Trust Fund indenture limits investments to U.S. Government securities with maturities of 180 days or less. The remaining proceeds will be used to pay for business, legal and accounting due diligence on prospective acquisitions, and continuing general and administrative expenses in addition to other expenses.

   The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their shares of common stock owned by them as of the effective date of the Offering in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of the Company's first Business Combination, this voting safeguard will no longer be applicable.

   With  respect  to the  first  Business  Combination  which  is  approved  and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares into cash. The per-share conversion price will equal the amount in the Trust Fund as of the record date of determination of stockholders entitled to vote on the Business Combination divided by the number of common shares held by Public Stockholders. The Company will not consummate a Business Combination if 20% or more in interest of the Public Stockholders exercise their conversion rights. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may have their shares converted to cash in the event of a Business Combination. Such Public Stockholders are entitled to receive their per-share interest in the Trust Fund computed as the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination (inclusive of any interest thereon) divided by the number of Public Shares.

                                                                    (Continued)

                       FOOD TRENDS ACQUISITION CORPORATION

   The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. The Initial Stockholders have agreed that, if the Company liquidates prior to consummating a Business Combination, they will contribute an aggregate of $25,000 to the Company. In the event of liquidation, it is likely that the per-unit value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per unit in the Offering.

   During 1995, the Company  acquired the common stock of FTAC Transition
     Corporation ("Transition Corp.") for $100. Transition Corp. was organized solely for the purpose of facilitating the proposed merger with Silver Diner Development, Inc. ("SDDI") (note 8).

(2) Summary of Significant Accounting Policies
   (a) Principles of Consolidation
     The consolidated financial statements include the financial statements of Food Trends Acquisition Corporation and its wholly-owned subsidiary, Transition Corp. All significant intercompany balances and transactions have been eliminated in consolidation. Transition Corp. was dormant during 1995.

   (b) Cash equivalents
     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

   (c) Investments
     The Company's investments in U.S. Government securities are carried at cost plus accrued interest, which approximates fair value, and classified as held to maturity. The Company has the ability and the intent to hold these securities until maturity.

   (d) Deferred financing costs
     Costs incurred in connection with the Company's initial bridge financing were amortized over 60 days, the expected term of the notes payable.

   (e) Computers and equipment
     Computers and equipment are stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the assets, which range from three to five years.

   (f) Organization and offering costs
     Costs  incurred  in  connection  with  the  Company's   establishment  are
       amortized over five years.

   (g) Income taxes
     The Company follows the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

                       FOOD TRENDS ACQUISITION CORPORATION

   (h) Stock split
     In August 1994, 125,000 common shares were contributed back to the Company, for no consideration. In October 1994, the Company's Board of Directors authorized a 1.35-to-one stock split of its common stock. Also in October 1994, 50,000 common shares were contributed back to the Company, for no consideration. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction.

   (i) Net loss per share
     Net loss per common share is computed on the basis of the weighted average number of common shares outstanding during the period.

   (j) Use of Estimates
     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) Public Offering
   On November 10, 1994, the Company sold 2,700,000 units ("Units") at a price of $6.00 per unit in the Offering. Each Unit consists of one share of the Company's common stock, $.00074 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase, during the period commencing on the later of the consummation by the Company of its Business Combination or one year from the effective date of the Offering and ending seven years from the effective date of the Offering, from the Company one share of common stock at an exercise price of $5.00. The Warrants will be redeemable at the option of the Company at a price of $.01 per Warrant upon 30 days' notice at any time, only in the event that the last sale price of the common stock is at least $8.50 per share for 20 consecutive trading days ending on the third day prior to date on which notice of redemption is given.

(4) Long-term Notes Payable
   The Company issued an aggregate of $150,000 of promissory notes to certain accredited investors. These notes bore interest at the rate of 10% per annum and were repaid on the consummation of the Company's initial public offering with accrued interest thereon of $6,288. The discount of $12,000 was amortized to interest expense over 60 days. In addition, the investors were issued 300,000 warrants (valued at $12,000) which are identical to the Warrants discussed in note 3, except that they are not redeemable by the Company until 90 days after the consummation of a Business Combination.

(5) Income Taxes
     Income taxes attributable to loss before income taxes are:

       Year ended December 31, 1995
         Current:
          Federal                                      $ 33,455
          State                                          12,750
                                                         ------

          Total                                        $ 46,205
                                                         ======

                                                                    (Continued)

                       FOOD TRENDS ACQUISITION CORPORATION

   No income tax expense or benefit was incurred for the period of April 21, 1994 (inception) to December 31, 1994.

   A reconciliation of income tax expense for the year ended December 31, 1995 to the expected US federal income tax rate is as follows:

     Computed "expected" tax benefit                       $  (22,445)
     Acquisition intangibles with no current tax benefit      103,700
     Benefit of net operation loss carryforward               (24,888)
     State taxes, net of federal benefit                        8,415
     Benefit of surtax exemption                               (9,453)
     Other, net                                                (9,124)
                                                            ---------

                                                           $   46,205

   The tax effects of temporary differences which give rise to deferred taxes at December 31, 1995 are as follows:

     Deferred tax asset:
       Acquisition intangibles capitalizable for tax purposes    115,960
       Valuation allowance                                      (115,960)
                                                                 -------

     Net deferred income taxes                                    $   -
                                                                     ==

   The Company has future deductible acquisition tax intangibles. The tax benefit of this future deductible amount has been offset by a valuation allowance due to the uncertainty of their realization.

(6) Commitment
   The Company presently  occupies office space provided by Olde World Bakeries,
     Ltd. ("OWB"), a former affiliate of the Company. Pursuant to an administrative agreement with OWB, from the effective date of the offering through acquisition of a target business by the Company, the Company will pay OWB an administrative fee of $5,000 per month for providing office space and certain office and secretarial services to the Company. This agreement was assigned by OWB to another related party in December 1994.

(7) Stockholders' Equity
   The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

   The Company is authorized to issue 20,000,000 shares of common stock of which 3,325,000 of these shares have been issued and are outstanding as of December 31, 1995 and 1994. 539,730 of these issued common shares have been classified outside of stockholders' equity as they are redeemable by certain stockholders as described in note 1.

   At December 31, 1995 and 1994 there are 6,450,000 common shares reserved for the exercise of warrants.

                       FOOD TRENDS ACQUISITION CORPORATION

(8) Subsequent Events
   On August 29, 1995 and as amended on January  25,  1996,  the Company entered into an agreement to merge with SDDI. As a result of the merger, SDDI will merge with Transition Corp., the wholly-owned subsidiary of the Company, following which SDDI will be the surviving corporation and a wholly-owned subsidiary of the Company. SDDI operates five Silver Diner
     restaurants in the  Washington/Baltimore   metropolitan  area  serving
     breakfast, lunch, dinner, and late night meals. The proposed merger will be accounted for under the purchase method of accounting. The resulting corporation, subsequent to the merger taking place, will reflect in consolidated financial statements the assets and liabilities of SDDI at their book values, and the assets and liabilities of the Company at their fair market value at the effective date of the merger (which is anticipated to be in March, 1996), which will approximate their book values. The results of operations and financial position of the resulting corporation for periods and dates prior to the merger will be the historical results of operations and financial position for SDDI for such periods and dates. No financial amounts for SDDI are included in the Company's balances at December 31, 1995 or 1994. In connection with the proposed merger, SDDI common stock is to be converted to Food Trends Acquisition Corporation common shares, the Food Trends Acquisition Corporation warrants held by directors and officers of
     Food  Trends  Acquisition   Corporation  and  Food  Trends  Acquisition
     Corporation warrants held by public warrantholders will be exchanged for common shares at an exchange rate of 5.5 warrants for one Food Trends Acquisition Corporation common share ("Warrant Exchange Offer").

   On February 23, 1996 the Board of Directors  approved the formation of a class of Food Trends Acquisition Corporation Special Preferred Stock, par value $.0000001 ("Special Preferred Shares") at the exchange rate of 5.5 warrants for one Special Preferred Share and the conversion of each Special Preferred Share into one Food Trends Acquisition Corporation
     common share upon   consummation   of  the  Warrant   Exchange  Offer,  a
     condition to consummation of the merger. Each Special Preferred Share will be converted automatically into (i) one Food Trends Acquisition Corporation common share upon consummation of the merger or (ii) 5.5
     warrants to purchase one Food Trends  Acquisition   Corporation  common
     share,  if  the  merger  is  not consummated.

   On March 27, 1996, the agreement to merge with SDDI became effective.

             UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                       SILVER DINER, INC. AND SUBSIDIARIES

                        FOR THE TWENTY-EIGHT WEEKS ENDED
                         JULY 14, 1996 AND JULY 16, 1995

                       SILVER DINER, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)


                                                         July 14,   December 31,
                                                           1996         1995
                                                       ------------ ------------
                                     ASSETS


CURRENT ASSETS
Cash and cash equivalents                              $14,806,292   $1,584,716
   Inventory                                               107,070      117,393
   Prepaid and other current assets                        203,239       72,152
                                                       ------------ -----------
         Total current assets                           15,116,601    1,774,261

PROPERTY, EQUIPMENT AND IMPROVEMENTS
   Building and leasehold improvements                   5,721,493    5,661,681
   Furniture, fixtures and equipment                     3,468,193    3,322,656
   Construction in progress                                370,927            -
                                                       ------------ -----------
         Total                                           9,560,613    8,984,337
   Less accumulated depreciation and amortization       (2,525,455)  (2,170,350)
                                                       ------------ -----------
         Net property, equipment and improvements        7,035,158    6,813,987

OTHER ASSETS
   Deposits and other                                      298,090      304,689
   Due from affiliates                                           -      355,023
   Preopening costs, net                                    75,184      239,750
   Goodwill, other intangibles and deferred costs, net   3,207,325    1,306,759
                                                      ------------- -----------
         TOTAL ASSETS                                 $ 25,732,358  $10,794,469
                                                      ============= ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Accounts payable and accrued expenses               $ 2,354,191   $ 3,582,238
  Current maturities of notes to related parties                -       200,000
  Current maturities of long-term debt                    109,956     3,193,125
                                                      ------------   ----------
         Total current liabilities                      2,464,147     6,975,363

OTHER LIABILITIES
   Deferred rent liability                                627,119       574,821
   Notes to related parties, less current maturities            -     1,036,811
   Long-term debt, less current maturities                281,571       973,200
                                                      ------------   ----------
         Total liabilities                              3,372,837     9,560,195

STOCKHOLDERS' EQUITY                                   22,359,521     1,234,274
                                                      ------------   ----------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $ 25,732,358   $10,794,469
                                                      ============   ==========



     Accompanying notes are an integral part of these financial statements

                      SILVER DINER, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                     Twenty Eight Weeks Ended
                                                       July 14,       July 16,
                                                         1996           1995
                                                     ----------    ------------
Net sales                                            $8,868,848      $6,679,832

Restaurant costs and expenses
    Cost of sales                                     2,448,791       1,839,017
    Labor                                             2,997,133       2,211,178
    Operating                                         1,348,026       1,002,188
    Occupancy                                         1,037,131         798,782
    Depreciation and amortization                       514,178         334,221
                                                     ----------      ----------

      Total restaurant costs and expenses             8,345,259       6,185,386
                                                     ----------      ----------

      Restaurant operating income                       523,589         494,446

General and administrative expenses                   1,348,601         849,641
Interest expense                                        189,560         128,497
Investment income                                      (138,645)        (38,847)
Depreciation and amortization                            70,301          51,702
                                                     ----------      ----------

    Loss before minority interest and income taxes     (946,228)       (496,547)

Minority interest in net loss of SDLP                         -         180,175
                                                     ----------      ----------

    Loss before income taxes                           (946,228)       (316,372)

Income taxes                                                  -               -
                                                     ----------      ----------

      NET LOSS                                       $ (946,228)     $ (316,372)
                                                     ==========      ==========

Net loss per common share                           $     (0.12)     $    (0.06)
                                                     ==========      ==========

Weighted average common shares outstanding            7,853,126       5,001,805
                                                     ==========      ==========


      Accompanying notes are an integral part of these financial statements

                       SILVER DINER, INC AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                     Twenty eight weeks ended July 14, 1996

                                                                   Additional        Common
                                                 Common stock        Paid-in      Stock Options    Accumulated
                                              Shares     Amount      Capital       Outstanding       Deficit         Total
                                              ------     ------    ----------     -------------    ------------      -----
Balance at December 31, 1995                 150,947     $15,095   $ 7,489,754      $665,052       $(6,935,627)    $ 1,234,274
Common stock issued at Merger              9,227,911      (8,155)   11,966,120            --                --      11,957,965
Conversion of convertible debt to equity     625,000         463     2,499,537            --                --       2,500,000
Proceeds from issuance of stock            1,500,000       1,110     7,612,400            --                --       7,613,510
Net loss                                          --          --            --            --          (946,228)       (946,228)
                                          ----------      ------   -----------      --------       -----------     -----------
Balance at July 14, 1996                  11,503,858      $8,513   $29,567,811      $665,052       $(7,881,855)    $22,359,521
                                          ==========      ======   ===========      ========       ===========     ===========

                      SILVER DINER, INC. AND SUBSIDIARIES,
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Twenty Eight Weeks Ended
                                                                          July 14,       July 16,
                                                                            1996           1995
                                                                        ------------   -----------
Cash flows from operating activities
Net loss                                                                $  (946,228)   $ (316,372)
Adjustments to reconcile net loss to net cash used in operations
     Depreciation and amortization                                          584,479       385,923
     Compensation expense - stock options and deferred compensation          35,907        54,526
     Minority interest                                                            -      (180,175)
     Changes in operating assets and liabilities
         Inventory                                                           10,323       (11,264)
         Prepaid expenses and other assets                                 (131,087)       52,869
         Preopening, other intangibles and deferred costs                   (23,324)     (298,407)
         Accounts payable and accrued expenses                           (1,142,634)       14,340
         Lease and other deposits                                             6,599       (33,895)
         Deferred rent liability                                             52,298       (25,503)
                                                                        -----------    ----------
     Net cash used in operating activities                               (1,553,667)     (357,958)

Cash flows from investing activities
Purchases of property and equipment                                        (920,260)     (956,310)
Maturities of short-term investments                                              -     1,045,765
Payment of advances to affiliates                                                 -       (31,431)
                                                                        -----------    ----------

Net cash provided by (used in) investing activities                        (920,260)       58,024

Cash flows from financing activities
Net proceeds from merger                                                 12,166,964             -
Net proceeds from sale of stock                                           8,202,214       202,502
Acquisition of outstanding interest in Silver Diner Limited Partnership  (2,517,089)            -
Proceeds from notes payable                                                       -       270,000
Proceeds from  notes payable - related party                                      -        89,627
Payments on advances - affiliates                                                 -       (13,000)
Payments of principal - notes payable                                    (1,274,798)     (382,555)
Payments of principal - notes payable - related party                      (881,788)            -
                                                                        -----------    ----------

Net cash provided by  financing activities                               15,695,503       166,574
                                                                        -----------    ----------

Net increase (decrease) in cash and cash equivalents                     13,221,576      (133,360)
Cash and cash equivalents at beginning of the period                      1,584,716       281,463
                                                                        -----------    ----------

Cash and cash equivalents at end of the period                          $14,806,292    $  148,103
                                                                        ===========    ==========

Supplemental disclosure of cash flow information:
         Interest paid                                                  $   130,711    $   26,428
                                                                        ===========    ==========

Noncash investing and financing activities:
         Construction payables included in accounts
              and accrued expenses                                      $    12,500    $   30,990
                                                                        ===========    ==========
         Financing and acquisition costs included in accounts
              payable and accrued expenses                              $   845,474    $        -
                                                                        ===========    ==========
         Repayment of  notes payable - related party by
              offset of amounts due from  affiliates                    $   355,023    $        -
                                                                        ===========    ==========
         Conversion of senior subordinated convertible
              promissory notes to 625,000 shares of common stock        $ 2,500,000    $        -
                                                                        ===========    ==========
         Issuance of 84,000 warrants in conjunction with SDLP purchase  $   141,960    $        -
                                                                        ===========    ==========


     Accompanying notes are an integral part of these financial statements

                      SILVER DINER, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
        FOR THE TWENTY EIGHT WEEKS ENDED JULY 14, 1996 AND JULY 16, 1995
                                  (UNAUDITED)


1.       Organization and Basis of Presentation

The accompanying unaudited consolidated condensed financial statements of Silver Diner, Inc., a Delaware Corporation, and its wholly owned subsidiaries, Silver Diner Development, Inc. and Silver Diner Limited Partnership ("SDLP"), (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twenty eight week period ended July 14, 1996 are not necessarily indicative of the results that may be expected for the year ended December 29, 1996. All significant intercompany balances and transactions have been eliminated in consolidation. As a result of the Company's acquisition of the minority interest in SDLP (See Note 3), the Company owns 100% of SDLP and as such is presenting results on a consolidated basis. As SDLP's financial statements were previously combined with the Company's, the change to a consolidated basis does not have a substantive impact on the Company's financial statements. For further information, refer to the audited combined financial statements of Silver Diner Development, Inc., a Virginia Corporation, ("SDDI"), SDLP and Silver Diner Potomac Mills, Inc. as of December 31, 1995 and January 1, 1995 and for each of the three years in the period ended December 31, 1995 and footnotes thereto included in the Company's Form 8-K filing dated March 27, 1996.


2.   Merger

On March 27, 1996, FTAC Transition Corporation, a wholly owned subsidiary of Food Trends Acquisition Corporation ("FTAC") merged (the "Merger") with and into SDDI with SDDI surviving as a wholly owned subsidiary of FTAC. In connection with the Merger, FTAC changed its name to Silver Diner Development, Inc., and in June 1996, to Silver Diner, Inc. Pursuant to the Merger agreement, each outstanding share of SDDI common stock converted into 33.339 shares of the common stock of FTAC. Upon consummation of the Merger, the stockholders of SDDI became the owners in the aggregate of approximately 57% of the outstanding common stock of FTAC and the directors and officers of SDDI became directors and officers of FTAC.

For accounting and financial reporting purposes, the Merger was treated as a recapitalization of SDDI and as an issuance of SDDI common shares for monetary assets and liabilities. The Company has reflected in its consolidated financial statements the assets, liabilities and equity of the Company at their historical book values. Accordingly, the consolidated results of operations and financial position of the Company for periods and dates prior to the Merger are the consolidated historical results of operations and financial position of the Company for such periods and dates.

All historical shares of common stock and per share amounts for periods prior to the Merger have been retroactively adjusted to reflect the FTAC shares issued to the SDDI shareholders at the time of the Merger.

3.       Acquisition of Minority Interest in Silver Diner Limited Partnership

On June 13, 1996 the Company completed its purchase of all of the limited partnership interests in SDLP from the original investors for $2,472,000 in cash and 84,000 warrants ("New Warrants") to purchase common stock exercisable at $8.00 per share. The New Warrants are exercisable until the earlier of 30 days following the first public offering of Common Stock on or after June 30, 1997 or January 31, 1998. The offer was unanimously accepted by all of the limited partners. The acquisition was accounted for under the purchase method and the entire cost of the transaction, totaling $2.8 million, has been recorded as goodwill and is being amortized on a straight-line basis over 15 years.

                      SILVER DINER, INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, CONTINUED
                                  (UNAUDITED)


     4.   Sale of Stock

On July 11, 1996, the Company completed a $8,250,000 private placement of common stock through the sale of 1.5 million shares at $5.50 per share ("Private Placement"). Approximately $2.5 million of the approximately $7.6 million net proceeds of the sale will be used to replace the funds used for the acquisition of the minority interests in SDLP, and the remainder will be available to fund expansion. In connection with the sale, the Company has agreed to register the shares with the Securities and Exchange Commission.

5.       Stockholders' Equity

The components of stockholders' equity as reflected in the accompanying consolidated condensed balance sheets are as follows:


                                                                             July 14,          December 31,
                                                                               1996                1995
                                                                           -----------         ------------
Silver Diner, Inc.
     Common stock, at December 31, 1995, $.10 par value,
     1,000,000 shares authorized, 150,947 pre-merger shares issued and outstanding; at July 14, 1996, $.00074 par value, 20,000,000
     shares authorized; 11,503,858 shares issued and outstanding           $     8,513         $    15,095

     Additional paid-in capital                                             29,567,811           7,489,754
     Common stock options outstanding                                          665,052             665,052
     Accumulated deficit                                                    (7,881,855)         (6,935,627)
                                                                           -----------         -----------
                                                                           $22,359,521         $ 1,234,274
                                                                           ===========         ===========

                            FINANCIAL STATEMENTS AND

                          INDEPENDENT AUDITORS' REPORT

                        SILVER DINER DEVELOPMENT, INC.,
                        SILVER DINER LIMITED PARTNERSHIP
                                      AND
                        SILVER DINER POTOMAC MILLS, INC.

                     JANUARY 1, 1995 AND DECEMBER 31, 1995

                           Reznick Fedder & Silverman
           Certified Public Accountants (bullet) Business Consultants
                           A Professional Corporation

4520 East-West Highway (bullet) Suite 300 (bullet) Bethesda, MD 20814-3319 (bullet) (301) 652-9100 (bullet) Fax (301) 652-1848

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders and Partners
Silver Diner Development, Inc.,
  Silver Diner Limited Partnership
  and Silver Diner Potomac Mills, Inc.

      We have audited the accompanying combined balance sheets of Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac
Mills, Inc. as of December 31, 1995 and January 1, 1995, and the related combined statements of operations, stockholders' equity and partners' deficit and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the corporations' and partnership's managements. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc. as of December 31, 1995 and January 1, 1995, and the results of their operations, their stockholders' equity and partners' deficit and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                       /s/ Reznick Fedder & Silverman



REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
April 2, 1996

        SILVER DINER DEVELOPMENT, INC., SILVER DINER LIMITED PARTNERSHIP

                      AND SILVER DINER POTOMAC MILLS, INC.

                            COMBINED BALANCE SHEETS

                                                      January 1,   December 31,
                                                        1995          1995

                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents                           $  281,463    $ 1,584,716
  Short-term investments                               1,529,543              -
  Inventory                                               69,591        117,393
  Prepaid and other current assets                       138,760         72,152
                                                      ----------   ------------

          Total current assets                         2,019,357      1,774,261

PROPERTY, EQUIPMENT AND IMPROVEMENTS, net              4,361,912      6,813,987

OTHER ASSETS
  Deposits and other                                      80,498        304,689
  Due from affiliates                                    235,314        355,023
  Preopening costs, net of accumulated amortization of
     $153,029 at December 31, 1995                             -        239,750
  Other intangibles and deferred costs, net              381,598      1,306,759
                                                      ----------    -----------

                                                      $7,078,679    $10,794,469

           LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' DEFICIT

CURRENT LIABILITIES
  Current maturities of long-term debt                $   637,719   $ 3,193,125
  Current maturities of notes payable - officer                 -       200,000
  Accounts payable and accrued expenses                 1,881,634     3,513,022
  Sales and payroll taxes payable                          47,976        69,216
  Due to affiliate                                         13,000             -
                                                      -----------   -----------

          Total current liabilities                     2,580,329     6,975,363

OTHER LIABILITIES
  Long-term debt, net of current maturities               656,835       973,200
  Deferred rent liability                                 488,049       574,821
  Notes payable - officer, net of current maturities    1,060,811     1,036,811
                                                        ---------   -----------

                                                        2,205,695     2,584,832

MINORITY INTEREST IN SDLP                                 180,175             -

COMMITMENTS                                                     -             -

STOCKHOLDERS' EQUITY/ PARTNERS' DEFICIT                 2,112,480     1,234,274
                                                        ---------   -----------

                                                       $7,078,679   $10,794,469


                   See notes to combined financial statements

        SILVER DINER DEVELOPMENT, INC., SILVER DINER LIMITED PARTNERSHIP

                      AND SILVER DINER POTOMAC MILLS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                      Years Ended
                                                      ---------------------------------------------
                                                      December 31,      January 1,     December 31,
                                                          1993            1995             1995
                                                      ------------     -----------     ------------
Net sales                                              $11,257,307     $10,896,682      $13,350,255

Restaurant costs and expenses
  Cost of sales                                          3,179,552       3,036,995        3,655,254
  Labor                                                  3,519,484       3,525,472        4,452,134
  Operating                                              1,660,515       1,642,039        2,015,668
  Occupancy                                              1,316,757       1,293,842        1,588,527
  Depreciation and  amortization                           860,126         382,082          715,426
                                                      ------------    ------------     ------------

     Total restaurant costs and expenses                10,536,434       9,880,430       12,427,009
                                                        ----------     -----------       ----------

     Restaurant operating income                           720,873       1,016,252          923,246

  General and administrative expenses                    1,179,264       1,877,774        2,077,735
  Interest expense                                         382,291         254,810          334,086
  Investment (income) loss, net                            (16,759)          3,599          (83,021)
  Depreciation and amortization                             41,639          61,042           97,351
  Development and abandoned  site costs                    746,026          98,637                -
                                                      ------------  -------------------------------

     Loss before minority  interest  and income taxes   (1,611,588)     (1,279,610)      (1,502,905)

Minority interest in net loss of SDLP                      137,224         332,977          180,175
                                                      ------------    ------------    -------------

    Loss before income taxes                            (1,474,364)       (946,633)      (1,322,730)

Income taxes                                                     -               -                -
                                                      ---------------------------------------------

          NET LOSS                                     $(1,474,364)   $   (946,633)    $ (1,322,730)
                                                        ==========     ===========      ===========


Net loss per common share                              $    (13.09)   $      (6.33)    $      (8.80)
                                                        ==========     ===========     ============

Weighted average common
      shares outstanding                                   112,632         149,447          150,374
                                                       ===========     ===========     ============

                   See notes to combined financial statements

        SILVER DINER DEVELOPMENT, INC., SILVER DINER LIMITED PARTNERSHIP
                      AND SILVER DINER POTOMAC MILLS, INC.

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' DEFICIT

      Years ended December 31, 1993, January 1, 1995 and December 31, 1995



                                                              Stockholders' Equity
                               -----------------------------------------------------------------------------------

                                                   Additional         Common
                                 Common stock       Paid-in       Stock Options       Accumulated
                               Shares     Amount    Capital        Outstanding          Deficit           Total
                               ------     ------   -----------    -------------       ------------     -----------
Balance at December 31, 1992  109,149    $10,915    $2,254,630        $250,877        $(1,876,623)     $   639,799

Common stock issued            40,298      4,030     5,032,774               -                  -        5,036,804

Stock options issued                -          -             -          54,702                  -           54,702

Net loss                            -          -             -               -         (1,329,690)      (1,329,690)
                       --------------------------------------------------------       -----------       ----------

Balance at December 31, 1993  149,447     14,945     7,287,404         305,579         (3,206,313)       4,401,615

Stock options issued                -          -             -         117,449                  -          117,449

Net loss                            -          -                 -            -          (647,507)        (647,507)
                       --------------------------------------------------------      ------------      -----------

Balance at January  1, 1995   149,447     14,945     7,287,404         423,028         (3,853,820)       3,871,557

Common stock issued             1,500        150       202,350               -                  -          202,500

Stock options issued                -          -             -         242,024                  -          242,024

Net loss                            -          -               -             -           (729,633)        (729,633)
                       ----------------------------------------- -------------        -----------       ----------

Balance at December 31, 1995     150,947 $15,095    $7,489,754        $665,052        $(4,583,453)      $3,586,448
                                 =======  ======     =========         =======         ==========        =========


                                                       Partners' Deficit
                                       --------------------------------------------------------
                                                                                  Combined
                                                                                Stockholders'
                                        General      Limited                   Equity/Partners'
                                        Partner      Partners       Total          Deficit
                                       ---------   ------------  ------------  ----------------
Balance at December 31, 1992           $(27,975)   $(1,287,302)  $(1,315,277)    $  (675,478)

Common stock issued                           -              -             -       5,036,804

Stock options issued                          -              -             -          54,702

Net loss                                 (3,078)      (141,596)     (144,674)     (1,474,364)
                                       --------    -----------   -----------      ----------

Balance at December 31, 1993            (31,053)    (1,428,898)   (1,459,951)      2,941,664

Stock options issued                          -              -             -         117,449

Net loss                                 (6,321)      (292,805)     (299,126)       (946,633)
                                       --------    -----------    ----------      ----------

Balance at January  1, 1995             (37,374)    (1,721,703)   (1,759,077)      2,112,480

Common stock issued                           -              -             -         202,500

Stock options issued                          -              -             -         242,024

Net loss                                 (7,732)      (585,365)     (593,097)     (1,322,730)
                                       --------    -----------   -----------       ---------

Balance at December 31, 1995           $(45,106)   $(2,307,068)  $(2,352,174)    $ 1,234,274
                                        =======     ==========    ==========      ==========

                   See notes to combined financial statements

                     SILVER DINER DEVELOPMENT, INC., SILVER
                         DINER LIMITED PARTNERSHIP AND
                        SILVER DINER POTOMAC MILLS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                              Years Ended
                                                             ---------------------------------------------
                                                              December 31,      January 1,    December 31,
                                                                 1993             1995            1995
                                                             -------------    -------------   ------------
Cash flows from operating activities
    Net loss                                                 $(1,474,364)     $   (946,633)   $(1,322,730)
    Adjustments to reconcile net loss to net cash
    used in operating activities
        Depreciation and amortization                            901,765           443,124        812,777
        Compensation expense - stock options
          and deferred compensation                                7,607            78,240        368,505
        Minority interest                                       (137,224)         (332,977)      (180,175)
        Changes in operating assets and liabilities
           Inventory                                              35,322             7,711        (47,802)
           Prepaid expenses and other assets                      32,940            54,453         41,294
           Preopening, other intangibles and deferred costs     (208,693)          (24,519)     ( 499,136)
           Accounts payable, accrued expenses and long-
              term payables                                     (212,327)          239,239        607,558
           Sales and payroll taxes payable                      (154,381)            1,612         21,240
           Lease and other deposits                                  534            (8,867)       (78,877)
           Deferred rent liability                                57,392            19,668         86,772
                                                             -----------    --------------  -------------

          Net cash  used in operating activities              (1,151,429)         (468,949)      (190,574)
                                                              ----------      ------------   ------------

Cash flows from investing activities
    Purchase of property and equipment                          (133,923)         (247,406)    (2,691,826)
    Purchases of short-term investments                                -        (2,760,805)      (120,000)
    Maturities of short-term investments                               -         1,231,262      1,529,543
    Advances to affiliates                                      (213,521)         (472,083)      (204,080)
    Repayment of advances to affiliates                           23,478           285,580         84,371
                                                             -----------        ----------  -------------

          Net cash used in investing activities                 (323,966)       (1,963,452)    (1,401,992)
                                                             -----------        ----------     ----------

                                  (continued)

                     SILVER DINER DEVELOPMENT, INC., SILVER
                         DINER LIMITED PARTNERSHIP AND
                        SILVER DINER POTOMAC MILLS, INC.

                 COMBINED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                         Years Ended
                                                      --------------------------------------------------
                                                      December 31,         January  1,      December 31,
                                                          1993                1995              1995
                                                      ------------        -------------     ------------
Cash flows from financing activities
    Proceeds from notes payable                           696,275                    -        3,620,000
    Loan costs                                            (44,548)              (3,469)         (26,439)
    Recapitalization costs                                      -                    -         (167,764)
    Payments on advances - affiliates                      (7,031)                   -          (13,000)
    Payments of principal - notes payable                (624,844)          (1,290,165)        (641,106)
    Payments of principal - capital leases               (200,798)            (168,547)        (107,123)
    Payments of principal - notes payable - officer       (72,239)             (55,604)               -
    Proceeds from stock sale                            5,528,776                    -          202,500
    Proceeds from sale of stock options to employees            -                    -           39,471
    Repurchase of employee stock options                        -                    -          (10,720)
    Repayment of bank overdraft                          (215,232)                   -                -
                                                      -----------           ----------      -----------

            Net cash provided by (used in)
                financing activities                    5,060,359           (1,517,785)       2,895,819
                                                       ----------            ---------      -----------

            NET INCREASE (DECREASE) IN
                  CASH AND  CASH EQUIVALENTS            3,584,964           (3,950,186)       1,303,253

Cash and cash equivalents, beginning                      646,685            4,231,649          281,463
                                                       ----------            ---------     ------------

Cash and cash equivalents, end                         $4,231,649          $   281,463     $  1,584,716
                                                        =========           ==========      ===========

Supplemental disclosure of cash flow information:
    Interest paid                                        $227,658             $245,677         $334,086
                                                          =======              =======          =======

Noncash investing and financing activities:
    Construction payables included in accounts
       payable and accrued expenses                    $        -             $746,142         $301,702
                                                       ===========              ======          =======

   Recapitalization costs included in accounts payable
      and accrued expenses                             $        -          $         -         $722,128
                                                       ===========         ===========          =======

                   See notes to combined financial statements

                     SILVER DINER DEVELOPMENT, INC., SILVER
                         DINER LIMITED PARTNERSHIP AND
                        SILVER DINER POTOMAC MILLS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

            December 31, 1995, January 1, 1995 and December 31, 1993


      1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Silver Diner Development, Inc. (SDDI) was organized under the laws of the Commonwealth of Virginia and is primarily engaged in the development and operation of the Silver Diner restaurant chain. Having developed the "Silver Diner" restaurant concept, SDDI, Silver Diner Limited Partnership
      (SDLP) and Silver Diner Potomac Mills, Inc. (SDPMI) own and/or manage and operate six Silver Diner restaurants as of December 31, 1995. SDDI owns a 47% interest in and is the general partner of SDLP . SDLP owns two Silver Diner restaurants managed and operated by SDDI and operates one Silver
      Diner restaurant, owned by SDPMI, in exchange for rights to all SDPMI profits and losses. The president of SDLP's general partner, SDDI, nominally owns 100% of SDPMI.

         Commencing January 1, 1994, SDDI, SDLP and SDPMI began operating on a 52-53 week year which ends on the Sunday nearest to December 31 each year. The fiscal years ended January 1, 1995 and December 31, 1995 and the calendar year ended December 31, 1993 each consist of 52 weeks.

         Basis of Presentation

         The combined financial statements include the accounts of SDDI, SDLP and SDPMI, all of which are under common management control. Intercompany transactions and balances have been eliminated in combination.

         Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand and investments which are readily convertible to cash with maturities of three months or less when acquired, which approximates fair value.

         Short-Term Investments

         Effective January 1, 1994, SDDI adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." Securities are classified as "trading securities" and reported at market value. At January 1, 1995, short-term investments represent investments in mutual funds that invest in corporate and U.S. government bonds: the aggregate historical cost and fair market value of the funds were $1,662,536 and $1,529,543, respectively.

         Inventory

         Inventory consists of food and supplies and is valued at the lower of cost (first-in, first-out) or market.

         Property, Equipment and Improvements

         Property, equipment and improvements are stated at cost. The cost of the Rockville diner building and leasehold improvements are depreciated over the shorter of the estimated useful lives or respective anticipated lease period, ranging from 20 to 30 years, with a provision for salvage value for the Rockville diner building. Furniture and equipment are depreciated over the estimated useful lives of the related assets, ranging from 5 to 10 years. Depreciation is computed using accelerated and straight-line methods and includes assets owned and those under capital lease agreements.

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                      LIMITED PARTNERSHIP AND SILVER DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Property, Equipment and Improvements  (Continued)

    Costs incurred in the construction of diners are capitalized and upon opening are depreciated or amortized and charged to expense based upon their property classification.

    Intangibles

    Preopening costs, including payroll, employee recruitment and advertising, incurred in the restaurant start-up and training period prior to the opening of each restaurant, are amortized on the straight-line basis over twelve months from the date of opening.

    Costs of acquiring/establishing leases and loans are capitalized and amortized over the lives of the related loan or lease period using the straight-line method.

    Costs   related  to   projected   sites   subsequently   determined   to  be
unsatisfactory and general site selection costs which cannot be identified with a specific diner are charged to current operations.

    Costs associated with developing and obtaining a trademark are capitalized and amortized over twenty years using the straight-line method.

    Recapitalization costs incurred in connection with SDDI's merger with Food Trends Acquisition Corporation (Note 11) are deferred and will be offset against contributed capital upon consummation of the merger.

    Deferred Rent

    Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period on a straight-line basis exceed or are less than the cash payments required.

    Income Taxes

    The provision for income taxes is based on earnings reported in the financial statements. Deferred income taxes are provided for temporary differences between financial assets and liabilities and those reported for income tax purposes. Prior to December 14, 1993, SDDI elected to be taxed under Subchapter S of the Internal Revenue Code of 1954, as amended. As such, taxable income or loss prior to this date passed through to, and was reportable by, the individual shareholders. SDDI terminated its Subchapter S status as of December 14, 1993. Taxable income or loss reported by SDLP and SDPMI passes through to, and is reportable by, its partners and shareholder, respectively.

    Net Loss Per Common Share

    Net loss per share is computed based upon the weighted average number of common shares outstanding during the period. Fully diluted and primary earnings per common share calculations are antidilutive and, accordingly, are not presented in the financial statements.

        SILVER DINER DEVELOPMENT, INC., SILVER DINER LIMITED PARTNERSHIP

                      AND SILVER DINER POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993



2.  PROPERTY, EQUIPMENT AND IMPROVEMENTS

    Property, equipment and improvements consists of the following:

                                         January  1,        December 31,
                                            1995                1995

    Leasehold Improvements               $2,960,838           $5,661,681

    Furniture and Fixtures                2,414,735            3,322,656
                                          ---------            ---------

                                          5,375,573            8,984,337

    Accumulated Depreciation             (1,682,513)          (2,170,350)
                                          ---------            ---------

                                          3,693,060            6,813,987

    Construction in Progress                668,852                    -
                                         ----------            ---------

                                         $4,361,912           $6,813,987
                                          =========            =========


3.  OTHER INTANGIBLE ASSETS AND DEFERRED COSTS

    Other intangible assets and deferred costs consist of the following:

                                       January 1,            December 31,
                                          1995                   1995

    Lease costs                         $241,530             $  352,686
    Deferred site costs                   47,611                 42,813
    Trademark                             30,401                 30,401
    Menu engineering and  training
      manuals and other                  150,355                150,357
    Loan costs                            48,020                 74,455
    Recapitalization costs                     -                907,373
                                      ----------             ----------
                                         517,917              1,558,085
    Accumulated Amortization            (136,319)              (251,326)
                                         -------             ----------

                                        $381,598             $1,306,759
                                         =======              =========

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                      LIMITED PARTNERSHIP AND SILVER DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993



4.  LONG-TERM DEBT

                                                                                  January 1,       December 31,
    Notes Payable                                                                    1995              1995
    -------------                                                                 -----------------------------
    SDDI - Senior subordinated convertible promissory notes, bearing interest at
    10%,  payable in one  installment  of  principal  plus  accrued  interest on
    December 31, 1996.  Until March 31, 1996,  SDDI reserved the right to repay, in whole or in part, in cash, the principal amount of the notes plus accrued interest at 30% per annum.  The notes are unsecured and are  subordinated to bank loans and equipment lease financing. On March 27, 1996, the outstanding promissory notes,  plus accrued interest,  were exchanged for 625,000 shares of SDDI stock  (representing  18,750  shares of SDDI stock at  December  31,
    1995).
                                                                                  $      -         $2,500,000(1)

    SDDI - bank note in the original amount of $750,000, bearing interest at the prime rate plus 2% (10.5% at December 31,  1995),  not to exceed 10% through
    1998. The note is payable in monthly  principal  installments of $8,929 plus accrued interest  through  maturity in October,  2002, and is secured by all
    SDDI assets at the Fair Oaks diner.
                                                                                         -            732,143(2)

    SDDI - bank note in the original amount of $600,000, bearing interest at the prime  rate  plus 2%  (10.5% at  December  31,  1995),  payable  in  monthly principal and interest  installments of approximately  $15,000 payable until the note's  maturity  on  December  1, 1996,  at which time the  outstanding principal  balance plus accrued  interest is due. The note is secured by the
    Towson  diner  lease and  SDDI's  present  and future  furniture,  fixtures, equipment and supplies.
                                                                                     259,000          171,453(2)

    SDDI and SDLP,  jointly - bank note, bearing interest at the prime rate plus
    2% (10.5% at  December  31,  1995),  payable  in monthly  interest  payments
    through  April  1995,  and  monthly   principal  and  interest  payments  of
    approximately  $6,500 from May 1995 through  maturity in December  1999. The loan is collateralized by a certificate of deposit in the original amount of
    $120,000.  The loan is  secured  by the  Rockville  and  Towson  diners  and leaseholds  and is  guaranteed  by SDDI's  president  and a member of SDDI's board of directors.
                                                                                     100,000          346,488(2)

    SDDI and SDLP - quarterly revolving vendor notes payable,  equal to the
    outstanding payable balance to the vendor,  bearing no interest.                 143,991               -

                     SILVER DINER DEVELOPMENT, INC., SILVER
                      DINER LIMITED PARTNERSHIP AND SILVER
                           DINER POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993



4.  LONG-TERM DEBT (Continued)

                                                                                   January 1,     December 31,
    Notes Payable                                                                     1995            1995
    -------------                                                                 ----------------------------
         SDLP - two promissory notes with a bank,  bearing interest at the prime rate plus 1.5% (10% at December 31, 1995). The notes are guaranteed by SDDI,
    SDDI's president and a member of SDDI's board of directors.

         Original face amount of  $1,650,000,  payable in monthly  principal and interest  payments of $16,915 through September 1996. The note is secured by the Rockville  diner  building and land lease and SDLP's  present and future furniture, fixtures, equipment and supplies.
                                                                                      331,364         155,708(2)

         Original  face amount of  $450,000,  payable in monthly  principal  and interest  payments  of $8,910  through  September  1996.  The note is secured by SDLP's present and future furniture, fixtures, equipment and
    supplies.                                                                         175,829          83,278(2)
                                                                                   ----------     -----------

                                                                                    1,010,184       3,989,070

         Capital lease obligations                                                    284,370         177,255
                                                                                   ----------      ----------

                                                                                    1,294,554       4,166,325

                             Less current maturities                                  637,719       3,193,125
                                                                                   ----------       ---------

                                                                                  $   656,835    $    973,200
                                                                                   ==========     ===========


    As of December 31, 1995, aggregate maturities of the notes payable and capital lease obligations for each of the next five fiscal years are as follows:

               1996                              $3,193,125
               1997                                 263,611
               1998                                 299,982
               1999                                 107,143
               2000                                 107,143

(1) Management believes it is not practicable to estimate the fair value of the convertible promissory notes as notes with similar characteristics are not currently available to SDDI.

(2)   The notes approximate fair value at December 31, 1995.

                                      F-31


                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                      LIMITED PARTNERSHIP AND SILVER DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993


4.   LONG-TERM DEBT (Continued)

     Capital Leases

     Capital leases are recorded at the present value of the minimum lease payments. Property and equipment includes equipment under capital leases which expire in fiscal years 1996-1998.

    At December 31, 1995, future minimum lease payments, and the net present value thereof, under the capital leases for fiscal years 1996-1998, are presented as follows:

         1996                                              $113,121
         1997                                                74,526
         1998                                                   870
                                                            -------

    Total minimum lease payments                            188,517
    Less: Amount representing interest                       11,262
                                                            -------
    Present value of net minimum lease payments,
       of which $102,966 is current at December 31, 1995   $177,255
                                                            =======

    As of December 31, 1995 and January 1, 1995, property, equipment and improvements includes $495,000 and $633,380, respectively, in capital lease assets.

5.   NOTES PAYABLE - OFFICER

    Officer notes payable consist of the following unsecured notes payable of SDDI to its president and chief executive officer:



                                                                                     January  1,    December 31,
                                                                                        1995           1995
                                                                                   --------------  --------------
    Originally with Robert Giaimo Development,  Inc. and subsequently  assigned, requiring  interest  only monthly  installments,  at prime plus 2% (10.5% at
    December 31, 1995), until maturity in December 1998. The note's maturity may accelerate in the event of a substantial  equity  infusion as determined and approved by the Board of Directors.
                                                                                      $  261,546      $  261,546

    Deferred salary note,  payable in monthly interest only  installments at the rate of prime plus 2% (10.5% at December 31,  1995).  Payable from cash flow from operations as available and determined by the Board of Directors.
                                                                                         419,265         595,265

    Note payable bearing  interest,  payable monthly,  at the prime lending rate plus 2% (10.5% at December 31, 1995).  Beginning in 1996,  the note requires monthly  principal  installments  at $16,666,  until the note's  maturity in
    1997.
                                                                                         380,000         380,000
                                                                                      ----------       ---------

                                                                                      $1,060,811      $1,236,811

                     SILVER DINER DEVELOPMENT, INC., SILVER
                      DINER LIMITED PARTNERSHIP AND SILVER
                           DINER POTOMAC MILLS, INC.

            December 31, 1995, January 1, 1995 and December 31, 1993

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED




5.  NOTES PAYABLE - OFFICER (Continued)

    Interest charged to operations relating to the officer notes payable amounted to $121,847, $105,242 and $106,670 in fiscal years 1995, 1994, and
1993, respectively. The aggregate maturities of the officer notes payable for each of the next three fiscal years is estimated to be as follows:

                           1996             $200,000
                           1997              180,000
                           1998              856,811

    The notes approximate fair market value at December 31, 1995.

6.  STOCKHOLDERS' EQUITY/PARTNERS' DEFICIT

    The components of stockholders' equity and partners' deficit as reflected in the accompanying combined balance sheets is as follows:


                                                                               January 1,        December 31,
                                                                                  1995              1995
                                                                              ------------      -------------
    Silver Diner Development, Inc.
      Common stock, $.10 par value, 1,000,000 shares authorized;
      shares issued and outstanding: 149,447 (January 1, 1995)
      150,947 (December 31, 1995)                                             $      14,945    $     15,095
      Additional paid-in capital                                                  7,287,404       7,489,754
      Common stock options outstanding                                              423,028         665,052
      Accumulated deficit                                                        (3,853,820)     (4,583,453)
                                                                                  ---------       ---------

                                                                                  3,871,557       3,586,448
                                                                                  ---------       ---------
    Silver Diner Limited Partnership
      General Partner, 1% interest                                                  (37,374)        (45,106)
      Class A Limited Partners, 50% interest collectively                                 -               -
      Class B Limited Partners, 49% interest collectively                        (1,721,703)     (2,307,068)
                                                                                  ---------       ---------

                                                                                 (1,759,077)     (2,352,174)
    Silver Diner Potomac Mills, Inc.                                              ---------       ---------
      Common stock, $1 par value, 1,000 shares authorized, 100
      shares issued and outstanding, net of $100 subscription receivable                  -               -
                                                                                  ---------       ---------
                                                                                 $2,112,480      $1,234,274
                                                                                  =========       =========

                                      F-33

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                    LIMITED  PARTNERSHIP  AND  SILVER  DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993


7.  RELATED PARTY TRANSACTIONS

    Robert Giaimo Development, Inc.

    SDPMI leases the diner at Potomac Mills from Robert Giaimo Development, Inc.
(RGDI), a corporation wholly-owned by the president of SDDI. The lease expires October 14, 2011 and includes annual CPI adjustments to base rent and percentage rent based on gross receipts. For the years ending December 31, 1995, January 1, 1995, and December 31, 1993, occupancy costs include $391,000 in rent and related pass through costs associated with the RGDI lease.

    Robert Giaimo Leasing, Inc.

    SDDI leases the furniture and equipment at the Towson diner under terms of a capital lease expiring in 1999 from Robert Giaimo Leasing, Inc. (RGLI), a corporation established solely to purchase furniture and equipment which is to be leased to SDDI. RGLI is wholly-owned by the president of SDDI.

    At December 31, 1995 and January 1, 1995, property, equipment and improvements includes $210,000 and $294,000, respectively, in capital leased assets, net of accumulated depreciation, and long-term debt includes $177,000 and $261,000, respectively, in capital lease liability related to the lease with RGLI. For the years ending December 31, 1995, January 1, 1995 and December 31, 1993, interest expense includes $22,000, $38,000 and $29,000, respectively, in interest related to the lease with RGLI.

    Due From/To Affiliates

    Due from affiliates represents non-interest bearing amounts due on demand from Silver Diner Real Estate Limited Partnership (SDRELP), an affiliate, RGLI and RGDI, resulting from current and prior year cash advances, as follows:

                                     January 1,      December 31,
                                       1995             1995
                                    -----------      ------------

           RGDI                      $    8,000        $183,217
           RGLI                          69,965          14,110
           SDRELP                       157,349         157,696
                                        -------         -------

                                       $235,314        $355,023
                                        =======         =======

    Since amounts due from affiliates are non-interest bearing advances with no fixed repayment terms, it is not practicable to estimate the fair value of these advances at December 31, 1995.

    Due to affiliate represents non-interest bearing cash advances, due on demand, as follows:

                                     January 1,    December 31,
                                        1995           1995
                                    ------------  --------------

           RGDI                       $13,000      $          -
                                       ------       -----------

                                      $13,000      $          -
                                       ======       ===========

        SILVER DINER DEVELOPMENT, INC., SILVER DINER LIMITED PARTNERSHIP

                      AND SILVER DINER POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993


7.  RELATED PARTY TRANSACTIONS (Continued)

    Acquisition of Development and Prototype Plan Rights

    SDDI committed to pay SDRELP a development and prototype plan usage fee in the amount of $90,000 for each diner subsequently opened by SDDI until such time as SDRELP was made whole for the funds advanced and risks taken in connection with SDRELP's development activities and prototype plans. Subsequent to the commitment, SDRELP distributed its right under the commitment to certain of its shareholders.

    During 1993, SDDI purchased these rights from the shareholders for $645,000, consisting of $487,500 in cash and 1,312.5 shares of SDDI common stock. Such costs have been charged to development and abandoned site costs in 1993.

    Small Business Loan Guaranty

    SDPMI, as a small business concern pursuant to Section 503 of the Small Business Investment Act of 1958, has guaranteed a loan payable by RGDI to the Virginia Asset Financing Corporation. The loan, $675,000 at December 31, 1995, was used to finance the construction of the Potomac Mills diner.

    In connection with a note payable by RGDI to a bank, SDPMI has provided the bank with a security interest in equipment owned by SDPMI.

8.  COMMITMENTS

    Operating Leases

    SDDI, SDLP and SDPMI lease restaurant facilities under operating leases with terms expiring at various dates through 2012. Certain lease agreements contain renewal options for a maximum of 15 years beyond the original term. Also, certain leases have provisions for contingent rentals based on a percentage of the excess of sales over stipulated minimum sales and other specified pass through costs, and annual increases based on the consumer price index.

    On September 14, 1995, SDDI entered into a ground lease agreement in connection with a planned new restaurant facility in Merrifield, Virginia. The lease begins on the restaurant opening date, anticipated to be late 1996, for a 15 year term, with renewal options for a maximum of 15 additional years.

    Approximate future minimum aggregate lease payments as of December 31, 1995 are:

                   1996                       $  1,425,000
                   1997                          1,566,000
                   1998                          1,656,000
                   1999                          1,704,000
                   2000                          1,753,000
             Thereafter                         18,886,000

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                    LIMITED  PARTNERSHIP  AND  SILVER  DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993



8.  COMMITMENTS (Continued)

    Operating Leases (Continued)

    Aggregate rent expense under the leases for fiscal 1995, 1994 and 1993 was approximately $1,589,000, $1,294,000 and $1,288,000, respectively, inclusive of contingent rent of $9,000 and $14,000 for fiscal 1995 and 1994, respectively.

    Land Purchase Agreement

    In December 1995, SDDI entered into a land purchase contract for a proposed new restaurant location in Reston, Virginia. The purchase price, subject to certain conditions, is estimated to be $1.4 to $1.5 million. The contract enables SDDI to terminate the agreement during a site feasibility study period.

    Letter of Credit

    SDLP has an undrawn bank letter of credit, in the approximate amount of $140,000, in connection with the Rockville land lease. The letter of credit expires August 1, 1996.

    Employment Continuity Agreements

    SDDI has entered into employment continuity agreements with certain executives. The agreements are generally three to five years in length and provide for minimum salary levels, as adjusted for minimum percentage increases and include incentive bonuses based on specified management goals. The aggregate minimum commitment for future salaries, excluding bonuses, as of December 31, 1995 is approximately $1.5 million.

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                     LIMITED  PARTNERSHIP AND SILVER DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993


9.  INCOME TAXES

    At December 31, 1995, SDDI has a net operating loss carryforward of approximately $2.8 million for income tax purposes, that expires in 2008 through 2010, which may be used to reduce future taxable income and tax liabilities.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of SDDI's deferred tax assets and liabilities are as follows:

                                                January 1,        December 31,
                                                   1995               1995

     Net operating tax loss carryforwards         $189,306          $452,059
     Tax over book depreciation/
          amortization                             (73,356)         (106,829)
     Accrued deferred compensation                  92,850            95,540
     Deferred rent                                  48,670            36,707
                                                  --------          --------

                                                   257,470           477,477

     Valuation allowance                          (257,470)         (477,477)
                                                   -------           -------

     Net deferred tax asset                 $            -    $            -
                                             =============     =============

    As a result of SDDI's history of cumulative losses, a valuation allowance equal to the calculated deferred tax benefit has been recorded at December 31, 1995 and January 1, 1995.

10.  COMMON STOCK OPTIONS AND WARRANTS

     SDDI has stock option plans for officers, key employees and consultants which provide for incentive stock options and non-qualified stock options. The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. The options generally expire ten years from the date of grant and are exercisable over the period stated in each option. As of January 1, 1995 and December 31, 1995, SDDI has reserved 10,000 and 20,000 shares of Common Stock for the "1991 Stock Option Plan." Additionally, SDDI has an unlimited number shares of common stock reserved at January 1, 1995 and has reserved 5,000 shares at December 31, 1995 for the "SDDI Earned Ownership Plan."

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                      LIMITED PARTNERSHIP AND SILVER DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993


10.  COMMON STOCK OPTIONS AND WARRANTS (Continued)

     A summary of stock option activity follows:

                                                                Number of
                                                                options          Price range
         Options outstanding, December 31, 1992                    4,093                  $    0.10 - 120.00
            Granted                                                1,048                       0.01 - 135.00
                                                                --------

         Options outstanding, December  31, 1993                   5,141                       0.01 - 135.00
            Granted                                                4,288                       0.01 - 135.00
            Canceled                                              (1,000)                     60.00
            Reacquired                                               (47)                      0.01
                                                               ---------

         Options outstanding, January 1, 1995                      8,382                       0.01 - 135.00
            Granted                                               16,895                       0.01 - 135.00
            Canceled                                              (1,598)                    120.00 - 135.00
            Reacquired                                              (134)                      0.01
                                                                --------

         Options outstanding, December 31, 1995                   23,545                       0.01 - 135.00
                                                                  ======

     Options granted in 1995 include accrued but unissued options for 826 shares. Non-qualified options of 7,444, 1,788, and 1,048 were granted in fiscal years 1995, 1994, and 1993, respectively. All other options granted were incentive options. At December 31, 1995, options for 8,530 shares were exercisable.

     Excluding the effect of the merger (Note 11), options under the "1991 Stock Option Plan" are exercisable in full if SDDI executes a merger agreement or consolidates with another company, if more than 50% of SDDI's voting stock is acquired by another person or group in an other than capital stock transaction, or if Robert T. Giaimo ceases to be President of SDDI.

11.  SUBSEQUENT EVENTS

     Merger

     On March 27, 1996, SDDI completed a merger with Food Trends Acquisition Corporation (FTAC), whereby the stockholders of SDDI exchanged their stock for approximately 57% of the stock of FTAC. The acquisition will be treated as a recapitalization of SDDI in 1996 and FTAC will change its name to Silver Diner Development, Inc.

     In connection with the merger, on April 2, 1996, note payable officer (Note
5) was repaid by the offset against amounts due from affiliates (Note 7) and the net outstanding balance was repaid in full by SDDI. On April 1, 1996, SDDI terminated its capital lease obligation with RGLI (Note 7) by purchasing the leased equipment at the remaining lease obligation balance of approximately $148,000. Additionally, in connection with SDDI's merger with FTAC, SDDI received an option to buy out the Potomac Mills diner lease agreement with RGDI.

                  SILVER DINER DEVELOPMENT, INC., SILVER DINER
                      LIMITED PARTNERSHIP AND SILVER DINER
                              POTOMAC MILLS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS - CONTINUED

            December 31, 1995, January 1, 1995 and December 31, 1993



11.  SUBSEQUENT EVENTS (Continued)

     Operating Leases

     In February and March, 1996, SDDI entered into two ground lease agreements in connection with planned new restaurants in Clarendon and Springfield, Virginia. Approximate future minimum aggregate lease payments are:

                 1996                         $   235,000
                 1997                             233,000
                 1998                             260,000
                 1999                             323,000
                 2000                             352,000
           Thereafter                           3,697,000

                        PRO FORMA FINANCIAL INFORMATION

                             SURVIVING CORPORATION
                        PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1995
                                  (Unaudited)


                                                                                          Adjustments
                                                        SDDI           FTAC       ------------------------------        Pro Forma
                                                      Historical    Historical          DR                CR            Combined
                                                    ------------    -----------    -----------      ------------    --------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                       $  1,584,716    $    192,509                                      $  1,777,225
    Short-term investments                                    --              --   $13,995,746(2f)  $   881,788(2c)     12,032,575
                                                                                                      1,081,383(2b)
    Inventory                                            117,393              --                                           117,393
    Prepaid and other current assets                      72,152          31,813                                           103,965
                                                    ------------   -------------    ----------      -----------      -------------
       Total current assets                            1,774,261         224,322    13,995,746        1,963,171         14,031,158
PROPERTY, EQUIPMENT AND
    IMPROVEMENTS, net                                  6,813,987          11,736                                         6,825,723

OTHER ASSETS
    Investments                                               --      13,995,746                     13,995,746(2f)             --
    Deposits and other                                   304,689              --                                           304,689
    Due from affiliates                                  355,023              --                        355,023(2a)             --
    Preopening cost, net                                 239,750              --                                           239,750
    Intangibles and deferred costs, net                1,306,759           1,382                        889,969(2d)        418,172
                                                    ============   =============   ===========      ===========      =============
                                                    $ 10,794,469   $  14,233,186   $13,995,746      $17,203,909       $ 21,819,492
                                                    ============   =============   ===========      ===========      =============


LIABILITIES AND STOCKHOLDERS' EQUITY AND PARTNERS' DEFICIT

CURRENT LIABILITIES
    Current maturities of long-term debt            $  3,193,125              --   $   413,888(2b)                    $    279,237
                                                                                     2,500,000(2g)
    Current maturities of notes payable - officer        200,000                       200,000(2c)                              --
    Accounts payable and accrued expenses              3,513,022   $      89,000        97,288(2g)                       3,504,734
    Sales and payroll taxes payable                       69,216              --                                            69,216
                                                    ------------   -------------   -----------     ------------      -------------
       Total current liabilities                       6,975,363          89,000     3,211,176               --          3,853,187
                                                    ------------   -------------   -----------     ------------      -------------

OTHER LIABILITIES
    Long-term debt, net of current maturities            973,200              --       667,495(2b)                         305,705
    Deferred rent liability                              574,821              --                                           574,821
    Notes payable-officer                              1,036,811              --       355,023(2a)                              --
                                                                                       681,788(2c)
                                                    ------------   -------------   -----------     ------------      -------------
                                                       2,584,832              --     1,704,306               --            880,526
                                                    ------------   -------------   -----------     ------------      -------------

MINORITY INTEREST                                             --              --                                                --

COMMON STOCK SUBJECT TO
    REDEMPTION                                                --       2,797,750     2,797,750(2e)                              --

STOCKHOLDERS' EQUITY AND
    PARTNERS' DEFICIT
    Common Stock                                          15,097           2,062        10,428(2d)  $       399(2e)          7,593
                                                                                                            463(2g)
    Additional paid-in capital                         7,489,752      11,529,796       185,422(2d)       10,428(2d)     23,348,761
                                                                                       889,969(2d)    2,797,351(2e)
                                                                                                      2,596,825(2g)
    Common stock options outstanding                     665,052              --                                           665,052
    Accumulated deficit                               (6,935,627)       (185,422)                       185,422(2d)     (6,935,627)
                                                    ------------   -------------   -----------     ------------      -------------
                                                       1,234,274      11,346,436     1,085,819        5,590,888         17,085,779
                                                    ============  ==============   ===========     ============      =============
                                                    $ 10,794,469   $  14,233,186   $ 8,799,051      $ 5,590,888       $ 21,819,492
                                                    ============  ==============   ===========     ============      =============

             See notes to pro forma combined financial statements.

                             SURVIVING CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED DECEMBER 31, 1995
                                  (Unaudited)

                                                                                          Adjustments
                                                        SDDI           FTAC       ------------------------------        Pro Forma
                                                      Historical    Historical          DR                CR            Combined
                                                    ------------    -----------    -----------      ------------    --------------
Net sales                                            $13,350,255            --                                      $  13,350,255

Restaurant costs and expenses
    Cost of sales                                      3,655,254            --                                          3,655,254
    Labor                                              4,452,134            --                                          4,452,134
    Operating                                          2,015,668            --                                          2,015,668
    Occupancy                                          1,588,527            --                                          1,588,527
    Depreciation and amortization                        715,426            --           --               --              715,426
                                                     -----------   ------------  ----------       -------------    ---------------

       Total restaurant costs and expenses            12,427,009            --           --               --           12,427,009
                                                     -----------   ------------  ----------       -------------    ---------------

       Restaurant operating income                       923,246            --           --               --              923,246

General and administrative expenses                    2,077,735   $   852,234                                          2,929,969
Interest expense                                         334,086            --                    $   53,519(2b)           61,432
                                                                                                     121,847(2c)
                                                                                                      97,288(2g)
Investment income                                        (83,021)     (789,561)                                          (872,582)
Depreciation and amortization                             97,351         3,343                                            100,694
                                                     -----------   ------------  -----------       -------------       -----------

    Loss before minority interest
       and income taxes                               (1,502,905      (66,016)           --         (272,654)          (1,296,267)
Minority interest in net loss of SDLP                    180,175           --                                             180,175
                                                     -----------   ------------  -----------       -------------       -----------
Loss before income taxes                              (1,322,730)     (66,016)           --         (272,654)          (1,116,092)
Income taxes                                                  --       46,205                                              46,205
                                                     -----------   ------------  -----------       -------------       -----------

           NET LOSS                                  $(1,322,730)  $ (112,221)           --       $ (272,654)       $  (1,162,297)
                                                     ===========   ===========   ==========       ==============    ==============

Net loss per common share                            $     (8.80)  $    (0.03)                                      $       (0.11)
                                                     ===========   ===========                                      ==============

Weighted average common
    shares outstanding                                   150,374    3,325,000       150,037        6,936,028           10,261,365
                                                     ===========   ===========   ==========       ==============    ==============

             See notes to pro forma combined financial statements.

                            (SURVIVING CORPORATION)
                               DECEMBER 31, 1995
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)


1.    Basis of Presentation

              The unaudited pro forma condensed combined financial statements assume consummation of the transaction described in the Food Trends Acquisition Corporation ("FTAC") Proxy Statement, no FTAC Common Shares subject to redemption are redeemed, the exchange of all Warrants for FTAC Common Shares, all of the outstanding Silver Diner Development, Inc. ("SDDI") Common Shares will be converted into FTAC Common Shares and all Subordinated Notes are converted. Following the Merger, SDDI will continue operations as a wholly-owned subsidiary of FTAC.

              The unaudited pro forma combined balance sheet is based on the individual balance sheets of FTAC and Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc. and has been prepared to reflect the Merger as of December 31, 1995. The unaudited pro forma condensed combined statement of operations is based on the individual statements of operations of FTAC and Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc. and combines the results of operations of FTAC for the year ended December 31, 1995 and of Silver Diner Development, Inc., Silver Diner Limited Partnership and Silver Diner Potomac Mills, Inc. for the 52-week period ended December 31, 1995, as if the acquisition had occurred at the beginning of each respective period. The pro forma combined financial data is intended for informational purposes only and is not necessarily indicative of the financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented.

2. Adjustments to Unaudited Pro Forma Combined Financial Statements as of December 31, 1995 and for the 52 weeks then ended

      (a) To record the netting of amounts due from affiliates with officer notes payable. The amounts due from affiliates include:

           Robert Giaimo Development Inc.                      $183,217
           Silver Diner Real Estate Limited Partnership         157,696
           Robert Giaimo Leasing Inc.                            14,110
                                                             ============
           Total amount due from affiliates                    $355,023
                                                             ============

      (b) To record repayment of certain SDDI bank debt and the repayment of a capital lease obligation to RGLI (which proceeds RGLI intends to use to repay an equipment note payable to an unrelated third party and to eliminate related interest paid).

      (c)  To record repayment of officer notes payable.

      (d) To record conversion of SDDI Common Shares into FTAC Common Shares at $.00074 par value and to eliminate deferred recapitalization costs and the accumulated deficit of acquiree.

      (e)  Reclassification of redeemable FTAC Common Stock not redeemed.

      (f) To reclassify investments as current assets to reflect the removal of restrictions as a result of the merger.

      (g) To record conversion of Subordinated Notes for FTAC Common Shares and eliminate interest thereon.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant.

           Securities and Exchange Commission registration fee .........................                    $2,975
           *Blue sky fees and expenses (including legal fees) ..........................                     1,000
           *Accounting fees and expenses ...............................................                    20,000
           *Legal fees and expenses ....................................................                    20,000
           *Printing and engraving .....................................................                     2,000
           *Transfer agent and registrar fees ..........................................                       100
           *Miscellaneous ..............................................................                       525
                                                                                                            ______

                    Total ..............................................................                   $46,600

- ----------------
* Estimated

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Eighth of the Registrant's Certificate of Incorporation, as amended, provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law, and Article Eighth also provides that the Registrant may indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

         The Registrant has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.


Item 16. Exhibits and Financial Statement Schedule.

   Exhibits:

         4.1 Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(1) to the Registrant's Form S-1 Registration Statement File No. 33-83118.

         4.2 Form of Common Stock certificate (incorporated herein by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated May 3, 1996).

         4.3      Form of IPO Warrant Certificate  (incorporated herein by
                  reference   to   the   Registrant's   Form   S-1 Registration
                  Statement, file number 33-83118).

         4.4      Form of New Warrant Certificate.

         5 Opinion of Arent Fox Kintner Plotkin & Kahn concerning legality of securities being registered.

         23.1     Consent of Arent Fox Kintner Plotkin & Kahn.

         23.2     Consent of Reznick Fedder & Silverman.

         23.3     Consent of KPMG Peat Marwick.

         24       Power of Attorney:  included in Part II.

         99.3 Form of Subscription Agreement dated July 11, 1996 covering the sale of 1,500,000 shares of Common Stock.



Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (a)      (1)      To file, during any period in which offers or sales
are being made, a post- effective amendment to this registration statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the
                                     II - 3
securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rockville, State of Maryland, on this 7th day of August, 1996.

                           SILVER DINER, INC.



                           By:      /s/ Robert T. Giaimo
                                    -------------------------------------
                                    Robert T. Giaimo, President and Chief
                                    Executive Officer


                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Robert T. Giaimo and David Oden his or her true and lawful attorney-in-fact and agent, each acting alone, with full power or substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


     Signature                   Title                       Date



/s/ Robert T. Giaimo             President, Chief            August 7, 1996
- ---------------------------      Executive Officer
Robert T. Giaimo                 and Director

/s/ David Oden                   Vice President and Chief    August 7, 1996
- ---------------------------      Financial Officer
David Oden



/s/ George A. Naddaff            Director                    August 7, 1996
- ---------------------------
George A. Naddaff



/s/ Douglas M. Suliman           Director                    August 5, 1996
- ---------------------------
Douglas M. Suliman



/s/ Catherine Britton            Director                    August 7, 1996
- ---------------------------
Catherine Britton



/s/ Clinton Clark                Director                    August 1, 1996
- ---------------------------
Clinton Clark



/s/ Edward H. Kaplan             Director                    August 7, 1996
- ---------------------------
Edward H. Kaplan



/s/ Ype Hengst                   Director                    August 7, 1996
- ---------------------------
Ype Hengst



/s/ Louis P. Neeb                Director                    August 7, 1996
- ---------------------------
Louis P. Neeb


/s/ Charles Steiner              Director                    August 7, 1996
- ---------------------------
Charles Steiner